ASSET PURCHASE AGREEMENT


                           by and among

                  HC DELAWARE ACQUISITION CORP.,

                        RAPIDFORMS, INC.,

                      HISTACOUNT CORPORATION

                               and

                     SMITH CORONA CORPORATION








                   Dated as of November 4, 1994

                        TABLE OF CONTENTS

                                                             Page

ARTICLE I          Purchase and Sale of Assets; Assumption
                of Certain Obligations by the Purchaser. . . .  2
    1.1  The Purchase. . . . . . . . . . . . . . . . . . . . .  2
    1.2  Certain Definitions . . . . . . . . . . . . . . . . .  2

ARTICLE II    The Closing. . . . . . . . . . . . . . . . . . . 11
    2.1  Closing . . . . . . . . . . . . . . . . . . . . . . . 11
    2.2  Deliveries and Payments by the Purchaser. . . . . . . 11
         2.3  Deliveries by the Seller . . . . . . . . . . . . 11
         2.4  Purchase Price Adjustment. . . . . . . . . . . . 11
    2.5  Change of Name. . . . . . . . . . . . . . . . . . . . 14

ARTICLE III   Representations and Warranties of the
                Seller and Smith Corona  . . . . . . . . . . . 14
    3.1  Organization of the Seller and Smith Corona . . . . . 15
    3.2  Authorization and Noncontravention. . . . . . . . . . 16
    3.3  The Purchased Assets. . . . . . . . . . . . . . . . . 17
    3.4  Financial Statements. . . . . . . . . . . . . . . . . 18
    3.5  Undisclosed Liabilities . . . . . . . . . . . . . . . 19
    3.6  Absence of Certain Changes. . . . . . . . . . . . . . 20
    3.7  Accounts Receivable . . . . . . . . . . . . . . . . . 20
    3.8  Inventory . . . . . . . . . . . . . . . . . . . . . . 21
    3.9  Condition of Tangible Purchased Assets. . . . . . . . 22
    3.10 Litigation. . . . . . . . . . . . . . . . . . . . . . 22
    3.11 Compliance with Law . . . . . . . . . . . . . . . . . 23
    3.12 Approvals and Consents. . . . . . . . . . . . . . . . 23
    3.13 Intellectual Property . . . . . . . . . . . . . . . . 24
    3.14 Material Agreements . . . . . . . . . . . . . . . . . 24
    3.15 Employee Benefit Plans. . . . . . . . . . . . . . . . 27
    3.16 Labor Matters . . . . . . . . . . . . . . . . . . . . 32
    3.17 Accounts Payable. . . . . . . . . . . . . . . . . . . 34
    3.18 Insurance . . . . . . . . . . . . . . . . . . . . . . 34
    3.19 Environmental Matters . . . . . . . . . . . . . . . . 35
    3.20 Other Governmental Licenses . . . . . . . . . . . . . 37
    3.21 Finders and Investment Bankers. . . . . . . . . . . . 37
    3.22 Relations with Customers and Suppliers. . . . . . . . 38
    3.23 Transactions with Affiliates. . . . . . . . . . . . . 38
    3.24 Books of Account. . . . . . . . . . . . . . . . . . . 38
    3.25 Full Disclosure . . . . . . . . . . . . . . . . . . . 39

ARTICLE IV    Representations and Warranties of the
                Purchaser and Rapidforms . . . . . . . . . . . 39
    4.1  Organization of the Purchaser and Rapidforms. . . . . 39
    4.2  Authorization and Noncontravention. . . . . . . . . . 40
    4.3  Litigation. . . . . . . . . . . . . . . . . . . . . . 41
    4.4  Approvals and Consents. . . . . . . . . . . . . . . . 41
    4.5  Finders and Investment Bankers. . . . . . . . . . . . 41
    4.6  Access to Funds . . . . . . . . . . . . . . . . . . . 42

ARTICLE V          Covenants . . . . . . . . . . . . . . . . . 42
    5.1  Operation of Business . . . . . . . . . . . . . . . . 42
    5.2  Preservation of Business. . . . . . . . . . . . . . . 43
    5.3  Approvals and Consents; Cooperation . . . . . . . . . 44
    5.4  Access. . . . . . . . . . . . . . . . . . . . . . . . 45
    5.5  Taxes and Fees. . . . . . . . . . . . . . . . . . . . 45
    5.6  Post-Closing Access to Information; Preservation
           of Records. . . . . . . . . . . . . . . . . . . . . 46
    5.7  Employee Benefits and Related Matters . . . . . . . . 47
    5.8  Confidentiality . . . . . . . . . . . . . . . . . . . 55
    5.9  Covenant Not to Compete.. . . . . . . . . . . . . . . 55
    5.10 Update Schedules. . . . . . . . . . . . . . . . . . . 58
    5.11 Further Assurances. . . . . . . . . . . . . . . . . . 58
    5.12 Accounts Receivable . . . . . . . . . . . . . . . . . 59

ARTICLE VI    Conditions to Closing. . . . . . . . . . . . . . 60
    6.1  Conditions to Each Party's Obligation
           to Close. . . . . . . . . . . . . . . . . . . . . . 60
    6.2  Conditions to Obligation of the Purchaser
           to Close. . . . . . . . . . . . . . . . . . . . . . 61
    6.3  Conditions to Obligation of the Seller and
           Smith Corona to Close . . . . . . . . . . . . . . . 62

ARTICLE VII   Indemnity. . . . . . . . . . . . . . . . . . . . 63
    7.1  Indemnity by the Purchaser and Rapidforms . . . . . . 63
    7.2  Indemnity by the Seller and Smith Corona. . . . . . . 64
    7.3  Claims Procedure. . . . . . . . . . . . . . . . . . . 66
    7.4  Limitations on Indemnification. . . . . . . . . . . . 69
    7.5  Exception to Limitations. . . . . . . . . . . . . . . 69
    7.6  Effect of Investigation . . . . . . . . . . . . . . . 70

ARTICLE VIII  Termination. . . . . . . . . . . . . . . . . . . 70
    8.1  Termination . . . . . . . . . . . . . . . . . . . . . 70
    8.2  Effect of Termination . . . . . . . . . . . . . . . . 71

ARTICLE IX    Miscellaneous. . . . . . . . . . . . . . . . . . 71
    9.1  Expenses. . . . . . . . . . . . . . . . . . . . . . . 71
    9.2  Survival. . . . . . . . . . . . . . . . . . . . . . . 71
    9.3  Public Communications . . . . . . . . . . . . . . . . 72
    9.4  Knowledge . . . . . . . . . . . . . . . . . . . . . . 72
    9.5  Notices . . . . . . . . . . . . . . . . . . . . . . . 72
    9.6  Amendments; Waivers . . . . . . . . . . . . . . . . . 74
    9.7  Section Headings. . . . . . . . . . . . . . . . . . . 74
    9.8  Counterparts. . . . . . . . . . . . . . . . . . . . . 74
    9.9  Assignment. . . . . . . . . . . . . . . . . . . . . . 74
    9.10 Bulk Sales. . . . . . . . . . . . . . . . . . . . . . 75
    9.11 Governing Law . . . . . . . . . . . . . . . . . . . . 75
    9.12 Arbitration . . . . . . . . . . . . . . . . . . . . . 75
    9.13 Entire Agreement. . . . . . . . . . . . . . . . . . . 76
    9.14 Severability. . . . . . . . . . . . . . . . . . . . . 76

                     ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 4th day of November, 1994, by and among HC DELAWARE ACQUISITION CORP., a Delaware corporation (the "Purchaser"), RAPIDFORMS, INC., a New Jersey corporation and the holder of all of the outstanding capital stock of the Purchaser ("Rapidforms"), HISTACOUNT CORPORATION, a New York corporation (the "Seller"), and SMITH CORONA CORPORATION, a Delaware corporation ("Smith Corona") and the holder of all of the outstanding capital stock of the Seller.
                       W I T N E S S E T H:
         WHEREAS, the Seller is engaged in the production and direct marketing of customized, high quality stationery, printed promotional materials, office forms and office personal use products (the "Business"); and
         WHEREAS, Smith Corona and the Seller desire for the Seller to sell and transfer to the Purchaser, and the Purchaser desires to purchase and assume from the Seller, substantially all of the assets and certain liabilities related to the Business in accordance with the terms and conditions set forth in this Agreement.
         NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and intending to be legally bound, the parties hereto agree as follows:

                            ARTICLE I
             Purchase and Sale of Assets; Assumption
             of Certain Obligations by the Purchaser

    1.1 The Purchase. Upon the terms and subject to the conditions of this Agreement, at the Closing (as hereinafter defined), the Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Purchaser all of the Seller's right, title and interest in and to the Purchased Assets (as hereinafter defined);
and the Purchaser shall pay to the Seller the amount set forth in
Section 2.2 hereof and assume and discharge or perform when due the Assumed Liabilities (as hereinafter defined). Such transaction is hereinafter referred to as the "Purchase."
    1.2 Certain Definitions. As used herein, the following terms have the meanings indicated:
         (a)  "Assumed Liabilities" means
              (1) all liabilities and obligations of the Seller reflected or reserved against in the Final Statement to the extent reflected thereon and not paid or discharged prior to the Closing;
              (2) all liabilities and obligations of the Seller in respect of contracts, agreements, leases, and commitments entered into in connection with the Business set forth on
Schedule 3.14 or not required to be disclosed thereon because of the term or amount involved, other than liabilities and obligations set forth as Excluded Liabilities; and
                        (3) the obligations to Employees assumed by the Purchaser pursuant to Section 5.7 hereof.
         (b)  "Closing" means the closing described in Section
2.1 hereof.
         (c) "Closing Date" means the date on which the Closing takes place.
         (d) "Closing Date Net Assets" means the assets less liabilities, excluding intercompany accounts (the "net controllable assets") of the Seller that are reflected in the Final Statement.
         (e) "Closing Statement" means the statement of net controllable assets of the Seller as of the Closing Date delivered by the Purchaser to the Seller pursuant to Section
2.4(a) hereof, which statement shall be prepared by the Purchaser in accordance with generally accepted accounting principles, using the last-in-first-out inventory valuation method, excluding the capitalization of prospecting costs and incorporating the principles set forth on Schedule 1.2(e).
         (f) "Employees" means persons employed by the Seller in connection with the Business and listed on Schedule 5.7(a).
         (g) "Encumbrance" means any mortgage, lien, pledge, security interest, charge, claim, restriction or other defect of title of any nature.
         (h) "Environmental Condition" means any condition or circumstance, that (1) requires abatement or correction under any Environmental Law, (2) gives or has given rise to any civil or criminal liability under any Environmental Law, or (3) creates or has created a public or private nuisance.
         (i) "Environmental Law(s)" means any and all federal, state, provincial, local laws and foreign laws and requirements relating to health and safety and pollution or protection of the environment, including laws, regulations and requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or Hazardous Substances into the environment (including without limitation ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
         (j)  "Excluded Assets" means the following assets:
              (1) the corporate seal, minute books, stock books and other records having to do with the corporate organization and capitalization of the Seller;
              (2) all right, title and interest of the Seller in and to cash and cash equivalents, including without limitation all petty cash, cash in bank, exchanges and cash in transit accounts of the Seller;
              (3) all right, title and interest of the Seller in and to intercompany accounts receivable between the Seller and its affiliates;
              (4) all rights as beneficiary under the life insurance policy for Bernard Slater;
              (5)  all rights under leases of real property
Related to the Business (the "Real Property"), including any buildings, structures and improvements thereon or appurtenances thereto;
              (6)  all rights to the name "Smith Corona
Corporation" and all derivations thereof; and
              (7)  all rights of the Seller under this
Agreement, including the consideration delivered to the Seller by the Purchaser for the Purchased Assets.
         (k) "Excluded Liabilities" means all liabilities and obligations of the Seller and the Business other than the Assumed
Liabilities including, but not limited to, any liability or obligation in respect of any of the following:
              (1) any liability or obligation in connection with products manufactured and/or distributed by the Business prior to the Closing except as reserved for on the Final
Statement;
              (2) any liability or obligation of the Seller or the Business in respect of any claim, regardless of when made or asserted, which arises out of or is based upon the failure of the Seller to comply with any applicable federal, state, local or foreign law, ordinance, code, rule or regulation in connection with the operations of the Business prior to the Closing, including without limitation those arising out of the matters disclosed on Schedules 3.10 or 3.16;
              (3) any liability or obligation of the Seller or the Business in respect of any tort claim, regardless of when made or asserted, arising in whole or in part out of actions occurring prior to the Closing;
              (4) any liability or obligation in respect of any claim, regardless of when made or asserted, arising out of the handling, storage, disposal or treatment, or arranging with a transporter for handling, storage, disposal or treatment, prior to the Closing of Hazardous Substances at properties operated by a party other than the Seller;
              (5) any liability or obligation in respect of any claim, regardless when made or asserted, arising out of any Environmental Condition prior to the Closing on the real property used by the Business including without limitation the following:
(i) any and all transformers on such property which are regulated under EPA's PCB Regulations, 40 CFR, Part 761; (ii) any and all asbestos or asbestos-containing materials present on such property; (iii) any and all underground storage tanks present on such property; (iv) any discharges of non-sanitary waste to the on-site septic system present on such property; (v) any and all pools or ponds used or formerly used for the storage or disposal of wastewaters including without limitation leaching ponds or pools on such property; and (vi) any and all Environmental
Conditions disclosed on Schedule 3.19;
              (6) any liability or obligation in respect of federal, state or local income or other tax, incident to or arising as a consequence of the conduct of the Business prior to the Closing or the consummation of this Agreement and the transactions contemplated hereby;
              (7) any liabilities or obligations to employees or former employees of the Seller as of the Closing except as specifically assumed by the Purchaser pursuant to Section 5.7 hereof or accrued on the Final Statement, including without limitation any liabilities or obligations arising out of or regarding (i) post-retirement medical benefits, (ii) unfunded retirement benefits, (iii) health benefits for any person currently covered by COBRA under the Seller's medical plan, (iv) any employee benefit plan or policy other than an Assumed Plan
(as hereinafter defined in Section 5.7 hereof), (v) any incident or condition occurring prior to the Closing giving rise to a workers compensation claim or disability claim regardless of when reported (vi) the Supplemental Employee Retirement Plan between
Smith Corona and John F. Bendik and (vii) any medical expense incurred by any employee of the Seller prior to the Closing regardless of when reported.
              (8)  any liability for intercompany accounts
payable between the Seller and Smith Corona or any other affiliate; and
              (9) any liability or obligation arising out of the agreement dated September 19, 1969 among the Seller, Smith
Corona, Bernard W. Slater and Eleanor Slater relating to the acquisition of the Seller by Smith Corona.
         (l) "Final Statement" means the Closing Statement, after giving effect to the provisions of Section 2.4(b) hereof.
         (m) "Hazardous Substance" means (A) any gasoline, petroleum products, explosives, alcohols, chemical solvents, polychlorinated biphenyls ("PCBs"), (B) any substance, waste, material or good defined as hazardous, radioactive, extremely hazardous or toxic, or as a pollutant or contaminant, under any Environmental Law, or by any federal, state or municipal government or governmental agency, and (C) any asbestos, asbestos-containing substances or urea formaldehyde insulation.
         (n) "Permitted Encumbrance" means any mechanic's liens and liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings.
         (o) "Purchase Price" means the sum of the purchase price paid pursuant to Section 2.2 hereof and the amount of the Assumed Liabilities, each as adjusted pursuant to Section 2.4(b) hereof.
         (p) "Purchased Assets" means all assets, properties or rights that are Related to the Business, other than the Excluded
Assets, including, without limitation, the following:
              (1) all trade accounts receivable arising out of the sale or other disposition of goods or services Related to the Business;
              (2) all raw materials, supplies and manufactured goods constituting inventories Related to the Business including without limitation inventories marked with the name "Smith Corona
Corporation" or a derivation thereof;
              (3) all machinery, equipment, furniture, fixtures and other personal property Related to the Business which is owned by the Seller (the "Owned Equipment") and all rights of the Seller to all machinery, equipment, furniture, fixtures and other personal property Related to the Business which is leased by the Seller (the "Leased Equipment"; and, together with the Owned
Equipment, the "Equipment");
              (4) to the extent used or held for use in the Business or necessary for the operation of the Business, all intellectual property rights, including all rights in or to patents, trademarks, service marks, copyrights, copyrightable works, product designations, trade names, permits, approvals, ideas, plans, specifications, formulae, processing procedures, quality standards, data, trade secrets, inventions, investigations, designs, processes, production methods and techniques, software, know-how, books, records, manuals and other information, and including, without limitation, all such intellectual property rights listed on Schedule 3.13 (the
"Intellectual Property");
              (5) all mailing lists and customer lists Related to the Business;
              (6)  all agreements, contracts, leases and
licenses that are Related to the Business;
              (7) all permits, licenses, franchises, consents, authorizations of any foreign or domestic federal, state or local governmental body Related to the Business, except to the extent that the transfer thereof to the Purchaser would violate applicable laws or regulations;
              (8) all of the Seller's claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the Purchased Assets or the Assumed Liabilities other than rights of the Seller under this Agreement;
              (9)  all telephone, telex and telecopy numbers
(including "800" numbers) Related to the Business and all rights to directory listings of such numbers;
              (10) all documents, files, records and other materials Related to the Business; and
              (11) without limiting the generality of the foregoing, all assets, properties and rights reflected on the Final Statement.
         (q) "Related to the Business" means related to, used in connection with, or necessary to, the operations of the Business prior to the Closing, except (i) the "Smith Corona
Corporation" name and derivations thereof and (ii) as specifically set forth on Schedule 3.3.
         (r) "Statement of Net Assets" means the statement of net controllable assets of the Seller at June 30, 1994 attached as Schedule 3.4(b) hereto.

                            ARTICLE II
                           The Closing
    2.1 Closing. The closing of the Purchase (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius, 2000 One Logan Square, Philadelphia, PA at 10:00 a.m., local time, contemporaneously with the execution of this Agreement. The Closing shall be effective at 12:01 a.m. on the Closing Date.
    2.2 Deliveries and Payments by the Purchaser. At the Closing, the Purchaser shall deliver the following:
         (a) $14,500,000, payable to the Seller in immediately available funds by wire transfer; and
         (b) Such instruments of assumption and other instruments or documents as may be reasonably necessary to carry out the Purchase and to comply with the terms hereof.
         2.3 Deliveries by the Seller. At the Closing, the Seller shall deliver the Purchased Assets and such bills of sale, other instruments of assignment or transfer and such other instruments or documents as may be reasonably necessary to carry out the Purchase and to comply with the terms hereof.
         2.4 Purchase Price Adjustment. (a) As soon as practicable, but not more than thirty (30) calendar days after the Closing Date, the Purchaser shall prepare and deliver to the Seller the Closing Statement. During the preparation of the Closing Statement by the Purchaser and during the period of any dispute within the contemplation of Section 2.4(b) hereof, the Purchaser shall provide the Seller and the Seller's authorized representatives reasonable access to the books, records, facilities and employees of the Business and shall cooperate with the Seller and the Seller's authorized representatives, in each case to the extent reasonably required in order to observe the physical count of the inventory and to investigate the basis for any such dispute. The Seller and its representatives shall have the right to communicate with and to review the work papers, schedules, memoranda and other documents prepared or reviewed by the Purchaser in connection with its preparation of the Closing Statement. Subject to Section 2.4(b) hereof, the Closing Statement shall be conclusive and binding as the "Final Statement."
              (b) The Seller may dispute any amounts reflected on the Closing Statement, but only on the basis that such amounts were not arrived at in accordance with generally accepted accounting principles, using the last-in-first-out inventory valuation method, excluding the capitalization of prospecting costs and incorporating the principles set forth on Schedule 1.2(e); provided, however, that the Seller shall notify the Purchaser in writing of each disputed item, and specify the amount thereof in dispute and the basis for such dispute, within 30 calendar days of the Seller's receipt of the Closing Statement. In the event of such a dispute, the Purchaser, the Seller and their respective independent certified public accountants shall attempt to reconcile their differences, and any resolution by the Purchaser and the Seller as to any disputed amounts shall be in writing and signed by the Purchaser and the Seller and shall thereafter be final, binding and conclusive. If the Purchaser and the Seller are unable to reach a resolution with such effect within fifteen (15) business days of the Purchaser's receipt of the Seller's written notice of dispute, then the Purchaser and the Seller shall submit the items remaining in dispute for resolution to Coopers & Lybrand, or another "big six" independent accounting firm (other than the Purchaser's accountant or the Seller's accountant) mutually appointed by the Seller and the Purchaser (such accounting firm being herein referred to as the "Independent Accounting Firm"), which shall, within thirty (30) calendar days after submission, determine and report to the parties upon such disputed items, and such report shall be final, binding and conclusive. The fees and disbursements of the Independent Accounting Firm shall be allocated between the Purchaser and the Seller in the same proportion that the aggregate amount of such disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed items so submitted.
              (c) If the Closing Date Net Assets are less than $4,185,000, then the Seller or Smith Corona shall pay to the Purchaser an amount equal to such deficit, together with simple interest thereon from the Closing Date to the date of payment at the rate of five percent (5.0%) per annum, calculated on the basis of a 365-day year.
              (d) Any amount payable pursuant to Section 2.4(c) hereof shall be paid by wire transfer of immediately available funds to a bank account designated by the Purchaser, as soon as practicable following the Closing Date and in no event more than three (3) business days following determination of the Final Statement.
    2.5 Change of Name. The Seller agrees that following the Closing it shall promptly change its name to a new name bearing no resemblance to its present name. The Seller shall execute any documentation necessary to allow the Purchaser to use the "Histacount" name immediately after the Closing. If the Seller is dissolved or otherwise ceases to be a separate entity, Smith Corona shall be liable for any obligations of the Seller hereunder.

                           ARTICLE III
 Representations and Warranties of the Seller and Smith Corona

            The Seller and Smith Corona hereby jointly and severally represent and warrant to the Purchaser as follows:
    3.1 Organization of the Seller and Smith Corona. (a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all necessary corporate power to own all the owned Purchased Assets and to carry on the Business as now being conducted. The Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, or operating results of the Seller or the assets and liabilities of the Seller taken as a whole (a "Material Adverse Effect"). Schedule 3.1 sets forth each jurisdiction where the Seller is qualified as a foreign corporation. The Seller has previously delivered to the Purchaser a true and complete copy of the Certificate of Incorporation and By-laws of the Seller in effect on the date hereof.
              (b) Smith Corona is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own capital stock of the Seller. All of the shares of capital stock of the Seller are owned of record and beneficially by Smith Corona. The Seller does not own any shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or other legal entity, other than certificates of deposit, commercial paper, money market funds and similar cash equivalents.
    3.2 Authorization and Noncontravention. The execution, delivery and performance of this Agreement has been duly authorized by the Seller and Smith Corona. Each of the Seller and Smith Corona has full corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder. This Agreement constitutes a valid and legally binding obligation of the Seller and Smith Corona enforceable against the Seller and Smith Corona in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and the delivery by the Seller and Smith Corona of this Agreement and the consummation by the Seller and Smith Corona of the Purchase will not (i) violate any term or provision of the Certificate of Incorporation or By-laws of the Seller or Smith Corona; (ii) conflict with or result in a breach of or constitute a default under or result in the termination of, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both), any agreement to which the Seller or Smith Corona is a party or by which it is bound or to which any of its assets are subject, or result in the creation of any Encumbrance upon any of the Purchased Assets, other than Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect and would not materially impair the ability of the parties hereto to consummate the Purchase; or (iii) subject to obtaining the authorizations, approvals, consents or waivers set forth in Schedule 3.12 and to the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), violate or result in a breach of or constitute a default under any judgment, order, decree, law, rule, regulation or other restriction of any court, government or governmental agency to which the Seller or Smith Corona is subject, other than violations, breaches or defaults which, individually or, in the aggregate, would not materially impair the ability of the parties hereto to consummate the purchase.
    3.3 The Purchased Assets. Except as set forth in Schedule 3.3, the Purchased Assets constitute in all material respects the rights, properties and assets (real, personal or mixed, tangible or intangible) used in the conduct of the Business as currently conducted by the Seller. Schedule 3.3 specifically sets forth all rights, properties and assets used by the Business (other than the "Smith Corona Corporation" name and derivations thereof) which are not Related to the Business. The Seller has good and marketable title to the Purchased Assets which are owned by the Seller, free and clear of all Encumbrances other than Permitted Encumbrances. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Purchased Assets or any interest therein, except for those contracts for the sale of inventory of the Seller entered into in the ordinary course of the Business consistent with past practice.
    3.4  Financial Statements.
         (a) Set forth on Schedule 3.4(a) are true and complete copies of the unaudited balance sheets of the Seller as of June 30, 1992, 1993 and 1994, the related statements of income and cash flows for the periods ending June 30, 1992, 1993 and 1994 and the Statement of Net Assets, including in all cases the notes thereto, if any (collectively, the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Seller, and have been prepared in all material respects in accordance with generally accepted accounting principles, applied on a consistent basis, except as disclosed on Schedule 3.4(b) hereto, and fairly present the financial position of the Seller as at the dates thereof and the results of its operations and changes in financial position for the periods then ended. For purposes of determining materiality with respect to consistency with generally accepted accounting principles in the foregoing sentence only, a deviation from generally accepted accounting principles resulting individually or in the aggregate in a difference of greater than 5% of net income for income statements or 5% of net controllable assets for balance sheets shall be deemed to be material.
         (b) Since June 30, 1992, except for the capitalization of prospecting costs, there have been no material changes in accounting principles, policies, practices, procedures or methodologies used in the preparation of the Financial Statements, their classification or their display, or any material changes in practices, methods, conversions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates.
    3.5 Undisclosed Liabilities. In connection with the Business there is no direct or indirect liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of or by any person (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of the Business) of any type, whether accrued, absolute, contingent, matured, unmatured or other of the Business ("Liabilities") which would have a Material Adverse Effect, except:
         (a) those Liabilities adequately and specifically set forth or reserved for on the Statement of Net Assets and not heretofore paid or discharged;
         (b) those Liabilities arising in the ordinary course of the Business consistent with past practice under any contract or commitment specifically disclosed on Schedule 3.14 or not required to be disclosed thereon because of the term or amount involved; and
         (c) those Liabilities incurred, consistent with past business practice, in the ordinary course of the Business since the date of the Statement of Net Assets and not heretofore paid or discharged.
    3.6  Absence of Certain Changes.  Except as set forth on
Schedule 3.6 or permitted or contemplated by this Agreement, since June 30, 1994 (a) the Seller has operated the Business only in the ordinary course and in substantially the same manner as it has been operated in the past and not sold or transferred any assets used in the Business except for sales from inventory in the ordinary course of the Business, (b) the Seller has not, with respect to the Business, suffered any damage, destruction or casualty loss to its physical properties which has a Material Adverse Effect, (c) the Seller has not entered into any transaction except in the ordinary course of business; (d) the Seller has not suffered any material adverse change in the Business, (e) the Seller has not mortgaged, pledged, hypothecated or subjected any of Purchased Assets to any Encumbrance other than a Permitted Encumbrance, or (f) the Seller has not declared, set aside or paid any dividends or made any other distributions to Smith Corona.
    3.7 Accounts Receivable. All accounts receivable as set forth on the Statement of Net Assets or arising since the date thereof, except to the extent reserved for on the Statement of Net Assets, (a) have arisen only in the ordinary course of the Business consistent with past practice for goods sold and delivered or services performed, (b) are not subject to any valid counterclaim, set-off or defense, (c) are collectible in full at the recorded amounts thereof in the ordinary course of the Business (without resort to litigation or assignment to a collection agency), but in no event later than 180 days after the Closing Date, subject to applicable reserves and to the Purchaser's compliance with the provisions of Section 5.6(c) with regard to maintenance of accounts receivable records and Section
5.12 hereof and (d) are owned free and clear of any Encumbrance other than a Permitted Encumbrance.
    3.8 Inventory. The inventory set forth on the Statement of Net Assets or arising since the date thereof, except to the extent reserved for on the Statement of Net Assets, was acquired and has been maintained in the ordinary course of the Business consistent with past practice, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of the Business consistent with past practice, is valued using the last-in-first-out valuation method (giving effect to the transfer of the LIFO debit from Smith Corona to the Seller as of June 30, 1994 that arose from Hanson's acquisition of SCM Corp. in 1986) and is valued at reasonable amounts based on the ordinary course of the Business in accordance with generally accepted accounting principles. Since June 30, 1994, (i) all sales of inventory items have been made by the Seller in the ordinary course of the Business at selling prices, net of all costs to carry and sell, at least equal to the values reflected on its books and (ii) all purchases of inventory items have been made by the Seller and valued by the Seller on its books consistent with past practice.
    3.9 Condition of Tangible Purchased Assets. Except as disclosed on Schedule 3.9, the Equipment (a) is usable in the regular and ordinary course of the Business, (b) has been maintained in the ordinary course of the Business consistent with past practice and is free from known material defects, and (c) conforms in all material respects to all applicable laws, ordinances, codes, rules and regulations, and governmental licenses and permits, and is therefore in satisfactory operating condition, reasonable wear and tear excepted.
    3.10 Litigation. Except as set forth in Schedule 3.10, (a) there are no claims, actions, suits, proceedings, arbitrations or governmental investigations involving the Business pending or, to the knowledge of the Seller or Smith Corona, threatened or known to be contemplated, against the Seller before any court, governmental agency, authority or commission, or arbitrator, and to the knowledge of the Seller and Smith Corona, there is no valid basis for any such proceeding, (b) there are no judgments, consents, decrees, injunctions, or any other judicial or administrative mandates outstanding against the Seller, and (c) no litigation or claims have been brought, or are known to be contemplated or threatened, with respect to the transactions contemplated by this Agreement.
    3.11 Compliance with Law.  Except as set forth in Schedule
3.11 and except with respect to environmental laws (compliance with which is the subject of Section 3.19 hereof), to the knowledge of the Seller or Smith Corona, the Business is being conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations, except where the failure to so comply, individually or in the aggregate, would not have a Material Adverse Effect. Without limiting the generality of the foregoing sentence, neither the Seller nor to the knowledge of the Seller or Smith Corona, any director or officer, employee or agent of, or any consultant to, the Seller has unlawfully offered, paid or agreed to pay directly or indirectly, any money or anything of value to or for the benefit of any individual who is or was an official or employee or candidate for office of the government of any country or any political subdivision, agency or instrumentality thereof or any employee or agent of any customers or vendors of the Seller.
    3.12 Approvals and Consents. Except for compliance with the HSR Act and other than as set forth in Schedule 3.12, there are no authorizations, approvals, consents or waivers required to be obtained from or notices or filings required to be given to or made with, any government, governmental agency or third party by the Seller or Smith Corona in connection with the Purchase, except where the failure to obtain such authorization, approval, consent, or waiver or to give such notice or make such filing will not have a Material Adverse Effect on the parties' ability to consummate the Purchase or the Purchaser's operation of the Business after the Closing.
    3.13 Intellectual Property. Except as set forth in Schedule 3.13, the Seller is the sole and exclusive beneficial owner of the Intellectual Property, free and clear of all claims, encumbrances, charges or rights of others. Except as set forth in Schedule 3.13, to the knowledge of the Seller or Smith Corona
(i) there are no proceedings pending, threatened or contemplated which challenge the Seller's right to use any of its material Intellectual Property in connection with the Business and (ii) the Seller's use of Intellectual Property in connection with the Business does not infringe upon or otherwise violate the rights of others in any manner which would cause a Material Adverse Effect. The Seller does not have any obligation to compensate any person for the use of any Intellectual Property used in the conduct of the Business nor has the Seller granted to any person any license, option or other rights to be used in the Business, regardless of whether the payment of royalties is required.
Schedule 3.13 sets forth a list of all Intellectual Property used in connection with the Business (excluding copyrights which have not been registered and are not material to the Business).
    3.14 Material Agreements. Schedule 3.14 contains a list, as of the date hereof, of each contract or agreement, whether written or oral (including any and all amendments thereto), to which the Seller or Smith Corona is a party or by which it is bound (collectively, the "Commitments") relating to the Business, described below:
         (a)  contract with any employee or consultant;
         (b) contract for the future purchase of, or payment for, supplies or products or services in any single instance exceeding $5,000, or in the aggregate $25,000, or of a duration of more than twelve months;
         (c) contract to sell or supply products or to perform services in excess of $5,000, or of a duration of more than twelve months;
         (d) contract to sell or supply products to the United States Government or any agency thereof;
         (e)  representative or sales agency contract;
         (f) contract, collective bargaining agreement or other agreement with any labor union or organization;
         (g) contract limiting or restraining it from engaging or competing in any lines or business with any person or entity or limiting or restraining any person or entity from competing with the Business;
         (h) contract with any customer providing for a volume refund, retrospective price adjustment or price guarantee;
         (i)  commitment to guarantee the obligations of others;
         (j)  real property lease;
         (k)  equipment lease;
         (l) mortgage, indenture, note debenture, bond, letter of credit agreement, surety agreement, loan agreement or other commitment for the borrowing or lending of money relating to the Business or agreement for a line of credit or guarantee, pledge or undertaking of indebtedness of any other person relating to the Business;
         (m) license, franchise, distributorship or other agreement, including those which relate in whole or in part to any software, intellectual property, technical assistance or other know-how of or used by the Business in the prior twenty four months;
         (n)  commitment or agreement for any capital
expenditure or leasehold improvement in excess of $25,000 relating to the Business;
         (o)  powers of attorney; or
         (p) material contract not otherwise disclosed herein. True and complete copies of such Commitments have been delivered or made available to the Purchaser prior to the date hereof. Except as disclosed in Schedule 3.14, the Seller is not in default under any of the Commitments, which default either individually or in the aggregate has a Material Adverse Effect and, to the knowledge of Seller and Smith Corona, no third party is in default under any of the Commitments. Schedule 3.12 identifies each Commitment which requires the consent or approval to the assignment of such Commitment to the Purchaser. True and correct copies of each Commitment have previously been delivered to the Purchaser.
    3.15 Employee Benefit Plans.
         (a) Except for the plans set forth on Schedule 3.15 (the "Designated Plans"), the Seller does not sponsor or maintain any plan, fund, program, policy, arrangement, contract or commitment, whether or not qualified for federal income tax purposes, whether or not funded, whether formal or informal, and whether for the benefit of a single individual or more than one individual, which is in the nature of (a) an employee pension benefit plan (as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")),
(b) an employee welfare benefit plan (as defined in section 3(1) of ERISA), (c) an incentive current or deferred compensation, or other benefit or compensation arrangement for employees, former employees, their dependents and/or their beneficiaries, or (d) an arrangement that could be characterized as providing for additional compensation, compensation associated with a change of control, severance benefits, perquisites, or fringe benefits.
         (b) The Seller does not sponsor or maintain, and is not a contributing employer or otherwise a party to, or has any obligation or liability under or with respect to, any defined benefit plan within the meaning of Section 3(35) of ERISA or any "multiemployer plan" (as defined in Section 3(37) of ERISA). There are no circumstances pursuant to which the Seller may be liable to the PBGC, to any such defined benefit plan (or to any participant, beneficiary, trustee or fiduciary thereof) presently or heretofore sponsored or maintained by any entity other than the Seller, including within the concept of "entity other than the Seller" any predecessor of the Seller, any former employer of any present or former employees of the Seller, or any "controlled company." For purposes of the preceding sentence, a "controlled company" is any enterprise which, with the Seller, forms or formed at any time since September 2, 1974 a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, or any affiliated service group within the meaning of Section 414(m) of the Code.
         (c) With respect to each Designated Plan, the Seller has delivered to the Purchaser true and complete copies of (i) all documents governing such Designated Plan, and all amendments thereto, (ii) all reports relating to such Designated Plan filed by the Seller or any of its subsidiaries or officials of such Designated Plan with the United States Department of Labor, the Internal Revenue Service, or any other federal or state regulatory agency, (iii) all summary plan descriptions, notices and other reporting and disclosure material furnished to participants with respect to such Designated Plan, (iv) all actuarial, accounting and financial reports prepared with respect to such Designated Plan, and (v) all currently effective Internal Revenue Service rulings or determination letters relating to such Designated Plan. Each financial or other report delivered to the Purchaser pursuant hereto is accurate in all respects, and there have been no adverse changes in the financial status of any Designated Plan since the date of the most recent report provided with respect thereto.
         (d) The Seller has operated, and has caused its appointees and nominees to operate, each Designated Plan which is an Assumed Plan in a manner which is in material compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto. Each employee, former employee and every dependent of the foregoing entitled to continuation of benefit coverage under any employee welfare benefit plan sponsored by the Seller or any of its subsidiaries has been accorded all the rights to which such person is entitled as a matter of law or regulation.
         (e) Full payment has been made of all amounts which the Seller is required, under applicable law or under any Designated Plan which is an Assumed Plan or any agreement related to any such Designated Plan to which the Seller or any of its subsidiaries is a party, to pay as contributions thereto with respect to all plan years ended on or before the Closing, whether or not such contributions are required to be made prior to the Closing. The Seller has made adequate provision for reserves to meet any employer contribution obligation under any Designated Plan which is an Assumed Plan or any related agreements to which the Seller or any of its subsidiaries is a party, with respect to the plan year in which the Closing occurs. Benefits under all Designated Plans are as represented in the documents provided with respect to such Designated Plan and have not been increased subsequent to the date of such documents.
         (f) Each Designated Plan which is an Assumed Plan is intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code and either (i) has been determined to be so qualified by the Internal Revenue Service or (ii) has an application pending before the Internal Revenue Service. Nothing has occurred since the date of the last such determination which resulted or could result in the revocation of such determination. As of the Closing Date, all amendments and actions required to bring each Designated Plan which is an Assumed Plan into conformity in all respects with all applicable laws have been made or taken to the extent that such amendments or actions are required by law to be made or taken in order to obtain a favorable determination letter upon termination of the Designated Plan, if applicable.
         (g) There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or threatened against any Designated Plan which is an Assumed Plan, or the assets thereof, against any fiduciary of any such Designated Plan, or against the Seller or any of its subsidiaries with respect to any such Designated Plan, and neither the Seller nor any of its subsidiaries has knowledge of any investigation or administrative review that could result in the imposition on the Seller or any of its subsidiaries or on any Designated Plan or any fiduciary thereof of any penalty or assessment in connection with any Designated Plan.
         (h) The Seller has filed or caused to be filed on a timely basis all returns, reports, statements, notices, declarations, and other documents required by any federal, state, local or foreign governmental agency, (including without limitation, the Internal Revenue Service, the Department of Labor, the PBGC and the Securities and Exchange Commission) with respect to each Designated Plan which is an Assumed Plan. With respect to each Designated Plan which is an Assumed Plan, the Seller has delivered or caused to be delivered to every participant, beneficiary and every other party entitled to such material all plan descriptions, returns, reports, schedules, notices, statements and similar materials, including without limitation, summary Plan descriptions and reports as are required under Title I of ERISA and/or the Code.
         (i) The consummation of the transactions contemplated by this Agreement will not result in any liability to the Purchaser with respect to any of the Designated Plans other than the Assumed Plans to the extent provided in Section 5.7 hereof.
         (j) Except as expressly provided in Section 5.7, the Seller has not taken any action which would commit the Purchaser to establish or continue any plan, fund or program providing any employee benefits of any kind whatsoever for any present or former employee of the Business, nor has the Seller taken any action prior to the Closing which would prevent the Purchaser from changing the benefits provided by any Designated Plan which is an Assumed Plan. Except as expressly provided in Section 5.7, nothing in this Agreement or in the consummation of this transaction will require the Purchaser to assume any obligation of the Seller under any Designated Plan.
         (k)  To the best of Seller's knowledge, Schedule
3.15(k) contains a true and complete list of all material "preexisting conditions" (as defined in Section 5.7(e)) of all Hired Employees and their "qualified beneficiaries," within the meaning of Section 4980(g) of the Code who were covered by a group health plan maintained by the Seller immediately prior to the Closing. It is understood that Schedule 3.15(k) need not identify the names of the individuals who have such "preexisting conditions."
    3.16 Labor Matters. (a) Except as set forth in Schedule 3.16, (i) there is no unfair labor practice, charge or complaint against the Seller with respect to the Business pending before the National Labor Relations Board or any other U.S. governmental agency arising out of the Seller's activities with respect to the Business; (ii) there is no labor strike, slowdown, picketing or other labor disturbance pending or, to the knowledge of the Seller, threatened or contemplated, nor is any grievance currently being asserted, against the Seller with respect to the Business; and (iii) the Business has not experienced a work stoppage during the past three (3) years.
         (b) Except as set forth in Schedule 3.16, there are no outstanding claims against the Seller (whether under federal, state, local or foreign law, under any employment agreement or policy, or otherwise) asserted by or on behalf of any present or former employee or job applicant of the Seller on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment and Retraining Act ("WARN"), (viii) any violation of any statute, ordinance, order, rule or regulations relating to employee "whistleblower" or "right-to-know" rights and protection, (ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any statute, ordinance, order, rule or regulation relating to minimum wages or maximum hours of work, and the Seller is not aware of any such claims which have not been asserted. Except as set forth under Schedule 3.16, no person (including any governmental agency of any kind) has asserted or threatened any claims against the Seller under or arising out of any statute, ordinance, order, rule or regulation relating to discrimination or occupational safety relating to the Seller's hiring, conditions of employment or termination of any of its employees.
    3.17 Accounts Payable. (a) All accounts payable as set forth on the Statement of Net Assets or arising since the date thereof have been incurred in the ordinary course of the Business. During the period between June 30, 1994 through the Closing, all accounts payable have been paid by the Seller within such time period as is customary for the Seller in accordance with its past practice.
         (b) Neither Smith Corona nor the Seller has taken any action that would have the effect of deferring any account payable or other liability of the Seller from a pre-Closing period to any period commencing on or after the Closing Date.
    3.18 Insurance. The Seller maintains policies of fire, liability, title, worker's compensation and other forms of insurance with respect to the Business, its property and the Employees in such amounts and against such risks and losses as are in the Seller's judgment prudent, which policies are in full force and effect on the date hereof and shall be kept in full force and effect by the Seller through the Closing Date.
Schedule 3.18 sets forth a list of all current insurance policies, the policy limits for each policy, a list of all current claims thereunder and all past general liability insurance policies (primary and excess) since September, 1989, the name of the insurer, the policy limits, and whether the policy was a claims-made or occurrence policy.
    3.19 Environmental Matters.  Except as disclosed on Schedule
3.19:
         (a) The Seller has conducted the Business in compliance with all Environmental Laws, except where such noncompliance would not have a Material Adverse Effect.
         (b)  No action, suit, proceeding, hearing,
investigation, charge, complaint, claim, demand or notice has been filed or commenced against the Seller alleging any violation or failure to comply with any Environmental Law. The Seller is not party to any agreement, consent order or adjudication of any type with any person, including any government agency, that is authorized under any Environmental Law,
         (c) The Seller has obtained and has at all times possessed all permits, licenses, registrations and other authorizations necessary to conduct the Business under applicable Environmental Laws, except such permits, licenses, registrations and other authorizations which individually or in the aggregate would not have a Material Adverse Effect (the "Environmental Permits"). The Seller has filed timely and complete applications for renewal of any such Environmental Permits that are required to be renewed prior to the Closing. The Environmental Permits necessary for the Seller to conduct the Business are currently in effect and are listed in Schedule 3.19 and the Seller is in material compliance with all terms and conditions of such Environmental Permits and has not materially violated any of same. The Seller has not received any notice of any proposal to amend, revoke, reissue or replace any Environmental Permit, nor have any events occurred that could form a reasonable basis for any such action.
         (d) There has not been any spill, release or unauthorized discharge of any Hazardous Substance in connection with the Business or at any of the properties or facilities used by the Seller, where such spill, release or discharge was required to be reported under the Environmental Law or would require abatement or correction under any Environmental Law. The Seller has not permitted any Hazardous Substances to be disposed of, treated or stored on any property used by the Seller except in accordance in all material respects with applicable Environmental Laws.
         (e) There is no Environmental Condition in connection with the Business which has not been fully remediated in accordance with applicable Environmental Laws at or relating to the properties or facilities used by the Seller or, to the knowledge of the Seller or Smith Corona, any predecessor, or at or relating to any property owned, leased or operated at any time by the Seller or, to the knowledge of the Seller or Smith Corona, any such predecessor, or at or relating to any property at which wastes have been deposited or disposed by or at the behest or direction of the Seller or, to the knowledge of the Seller or Smith Corona, any such predecessor, nor has the Seller received written notice of any such Environmental Condition.
         (f) The Seller has provided to the Purchaser a copy of each environmental audit or facility investigation conducted by the Seller, Smith Corona or their representatives relating to the properties and facilities used by the Business.
    3.20 Other Governmental Licenses. The Seller has all governmental permits, licenses, registrations and other authorizations without regard to the Environmental Permits covered by Section 3.19 ("Governmental Licenses") necessary for the conduct of the Business as presently conducted by it, except where the absence thereof would not have a Material Adverse Effect. All Governmental Licenses are set forth on Schedule
3.20. The Seller is not in default, nor has it received any notice of any claim of default, with respect to any such Governmental License. All such Governmental Licenses are renewable by their terms or in the ordinary course of the Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the acquisition. Schedule 3.20 identifies each Governmental License which requires the consent or approval to the assignment of such Governmental License to Rapidforms.
    3.21 Finders and Investment Bankers. Except for Smith Corona's and the Seller's engagement of Kenneth E. Sielatycki and Chemical Securities Inc. (the "Seller's Advisors"), neither the Seller nor Smith Corona has employed any broker or finder or incurred any liability for any brokerage fees, commission or finders' fees in connection with the Purchase. The fees and disbursements of the Seller's Advisors with respect to such engagement are to be paid by the Seller.
    3.22 Relations with Customers and Suppliers. Since June 30, 1994, no customer representing more than 1% of net sales of the Business or, since March 31, 1994, no supplier of the Business has indicated to Smith Corona or the Seller that it intends to cease its relationship with the Business either before or after the consummation of the transactions contemplated hereby.
    3.23 Transactions with Affiliates.  Except as disclosed on
Schedule 3.23, neither Smith Corona, any director or officer of the Seller or any member of his or her immediate family, owns or has a controlling ownership interest in any corporation or other entity that is a party to any Commitment or material business arrangements or relationships with respect to the Business. All disclosed transactions between Smith Corona and the Sellers with respect to the Business and any shareholder or any affiliate have been on substantially the same terms and conditions as similar transactions between non-affiliated parties and are properly recorded on the books and records of the Seller, except any transaction which individually or in the aggregate would not have a Material Adverse Effect.
    3.24 Books of Account. The books, records and accounts of the Seller accurately and fairly reflect, in all material respects and in reasonable detail, the transactions and the assets and liabilities of the Business. Neither Seller nor Smith Corona has engaged in any transaction with respect to the Business, maintained any bank account for the Business or used any of the funds of the Seller in the conduct of the Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the Business.
    3.25 Full Disclosure. There are and will be no materially misleading misstatements in any of the representations and warranties made by the Seller and Smith Corona in this Agreement, the Schedules hereto or in any of the documents, certificates and instruments delivered or to be delivered by the Seller or Smith Corona pursuant to this Agreement (the "Transaction Documents") and the Seller has not omitted to state any fact necessary to make such representations and warranties in the Transaction Documents not materially misleading.

                            ARTICLE IV
    Representations and Warranties of the Purchaser and Rapidforms. The Purchaser and Rapidforms hereby jointly and severally represent and warrant to the Seller as follows:
    4.1 Organization of the Purchaser and Rapidforms. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power to own all of its properties and assets and to carry on its business as now being conducted. Rapidforms is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.
    4.2 Authorization and Noncontravention. The execution, delivery and performance of this Agreement has been duly authorized by the Purchaser and Rapidforms. The Purchaser and Rapidforms have full corporate power and authority to enter into this Agreement and to perform their respective obligations hereunder. This Agreement constitutes a valid and legally binding obligation of the Purchaser and Rapidforms enforceable against the Purchaser and Rapidforms in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. The execution and the delivery by the Purchaser and Rapidforms of this Agreement and the consummation by the Purchaser of the Purchase will not (i) violate any term or provision of the Certificate of Incorporation or By-laws of the Purchaser or Rapidforms; (ii) conflict with or result in a breach of or constitute a default under or result in the termination of, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both) any agreement to which the Purchaser or Rapidforms is a party or by which it is bound or to which any of its assets are subject, or result in the creation of any Encumbrance upon any of said assets, other than Encumbrances which, individually or in the aggregate, would not have a Material Adverse Effect and would not materially impair the ability of the parties hereto to consummate the Purchase; or
(iii) subject to the expiration or early termination of the applicable waiting period under the HSR Act, violate or result in a breach of or constitute a default under any judgment, order, decree, law, rule, regulation or other restriction of any court, government or governmental agency to which the Purchaser or Rapidforms is subject, other than violations, breaches or defaults which,individually or in the aggregate, would not materially impair the ability of the parties hereto to consummate the Purchase.
    4.3 Litigation. There are no claims, actions, suits, proceedings, arbitrations or government investigations pending or, to the knowledge of the Purchaser or Rapidforms, threatened or known to be contemplated with respect to the transactions contemplated by this Agreement.
    4.4 Approvals and Consents. Except for compliance with the HSR Act, there are no authorizations, approvals, consent or waivers required to be obtained from, or notices or filings required to be given to or made with, any government, governmental agency or third party for the consummation by the Purchaser of the Purchase.
    4.5 Finders and Investment Bankers. The Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Purchase.
    4.6 Access to Funds. The Purchaser has, or has immediate access to, and will have on the Closing Date, sufficient cash to meet its obligations under Sections 2.2 and 2.4 hereof.

                            ARTICLE V
                            Covenants
    5.1 Operation of Business. The Seller covenants and agrees that, from the date hereof until the Closing Date, the Business shall be operated in the ordinary course of business consistent with past practice. Except as expressly provided by this Agreement or consented to by the Purchaser, the Seller covenants and agrees with respect to the Business that it will not:
         (a)  amend or modify in any material respect any
Commitment;
         (b)  do any act or omit to do any act which will cause
a breach of or default in any Commitment;
         (c) enter into any Commitment over $10,000 or with a duration in excess of six months;
         (d) enter into any employment or consulting agreement with any Employee or grant any increase in the compensation or amend any benefits provided to the Employees other than regular annual increases of base salary in the ordinary course of business consistent with past practice;
         (e) sell, transfer, or otherwise dispose of any Purchased Assets having a value, individually or in the aggregate, in excess of $10,000 other than inventory sold in the ordinary course of business consistent with past practice;
         (f) subject the Purchased Assets to any Encumbrance which will not be released prior to or at the Closing;
         (g) allow any current insurance policy to lapse unless the Seller obtains a substantially similar substitute policy;
         (h) issue, contract to issue, or cause to be issued or contracted to issue, on behalf of the Business, additional debt (excluding trade accounts payable in accordance with their terms) or guarantees of debt;
         (i) make or become obligated to make any capital expenditures in excess of $10,000 for any single project or enter into any commitments therefor;
         (j) violate or allow to lapse any Environmental Permit or Governmental License;
         (k) make any changes to its charter or by-laws or otherwise change its capital structure which affects the Seller's ability to consummate the transaction contemplated by this Agreement;
         (l) violate any law, rule or regulation applicable to the Business in any material respect; or
         (m) agree to do any of the foregoing.
    5.2  Preservation of Business.  From the date hereof until the Closing Date, the Seller shall use commercially reasonable efforts to keep the Business substantially intact and to maintain satisfactory relations with the Employees and with the suppliers and customers of the Business.
    5.3  Approvals and Consents; Cooperation.  The parties
hereto shall use reasonable efforts, and cooperate with each other, to obtain any governmental or third party authorizations, approvals, consents or waivers required in order to consummate the Purchase; provided, however, that neither the Seller nor the Purchaser shall be required to pay any consideration therefor. To the extent that the Seller's rights under any Commitment may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair the Purchaser's rights under the Commitment in question so that the Purchaser would not in effect acquire the benefit of all such applicable Commitment, the Seller or Smith Corona shall obtain for the Purchaser the benefits thereunder and shall cooperate, to the maximum extent permitted by law and such Commitment, with the Purchaser in any other reasonable commercial arrangement designed to provide such benefits to the Purchaser and, in such event, the Purchaser shall perform under the applicable terms thereof. Upon receipt of such required consent the Seller and the Purchaser shall execute and deliver an Assignment and Assumption Agreement, covering the subject Commitment.
    5.4 Access. From the date hereof until the Closing, the Seller will furnish to the Purchaser any information with respect to the Business as the Purchaser may from time to time reasonably request. Beginning immediately upon the execution hereof, the Seller, upon reasonable prior notice by the Purchaser, shall give or cause to be given to the Purchaser and to its accountants, counsel and other authorized representatives, during regular business hours, in a manner so as not to unduly disrupt the business of the Seller or the Business, reasonable access to all of the facilities and management personnel of the Seller, and to all of the records, documents, financial information and other data Related to the Business except to the extent that such access would violate any governmental regulation, law or order to which the Business or the Employees are subject; provided, however, that the Seller shall have the right to have a representative present at all such times.
    5.5  Taxes and Fees.
         (a) The Purchaser shall pay any and all sales, use or other transfer taxes which may be due or payable in connection with the consummation of the Purchase. The Purchaser shall be responsible for any and all fees and expenses payable in connection with the transfer of the Intellectual Property to it. Such payments shall not be treated as either an increase or reduction in the Purchase Price. The Seller and the Purchaser shall cooperate in filing any forms required to be filed with respect to the determination and payment of the taxes described in this Section 5.5.
         (b) The Purchase Price shall be allocated among the Purchased Assets in accordance with an allocation schedule to be agreed to by the Purchaser and Smith Corona contemporaneously with the agreement as to the Final Statement pursuant to Section
2.4 hereof. The Seller and the Purchaser agree that, to the extent permitted by applicable law, they shall file all tax returns and tax reports in accordance with and based upon such allocation and shall take no position in any tax return, tax proceeding or tax audit which is inconsistent with such allocation.
    5.6  Post-Closing Access to Information; Preservation of
Records.
         (a)  At all times after the Closing Date, each party
will permit the others and its representatives (including its counsel and auditors) during normal business hours, to have reasonable access to and examine and make copies, at the expense of the copying party, of all books, records, files, documents and insurance policies then in its possession which relate to the conduct of the Business prior to the Closing Date. The Purchaser may transfer such books and records to another person in connection with a sale or transfer by the Purchaser to such other person of all or any substantive part of the Business so long as such person assumes and agrees to be bound by the Purchaser's obligations under this Section 5.6.
         (b) The Purchaser and the Seller agree to maintain all books and records relating to taxes Related to the Business for a period of seven (7) years from the Closing Date.
         (c) Without limiting the scope of Section 5.6(b), the Purchaser agrees, for at least seven (7) months after the Closing Date, to maintain all records and files which relate to the collection of accounts receivable included as Purchased Assets.
         (d)  The Seller agrees to maintain all books and
records relating to the administration of the Designated Plans for a period of eighteen (18) months after the Closing Date.
    5.7  Employee Benefits and Related Matters.
              (a)  Employment Status.
                   (1)  Active Status:  The Purchaser shall
offer employment on and as of the Closing Date to all active Employees who are shown as such on Schedule 5.7(a) at their current base salary which is indicated on Schedule 5.7(a).
Schedule 5.7(a) sets forth the date of the last salary increase for each Employee. Employees on vacation or on temporary leave for purposes of jury duty or annual two-week national service/military duty shall be deemed to be active Employees.
                   (2)  Nonmedical Leave:  Employees who on the
Closing Date are shown on Schedule 5.7(a) as Employees on nonmedical leaves of absence ("Nonmedical Leave Employees") shall be offered employment and returned to active employment by the Purchaser in accordance with the terms of their leaves or as may be required by applicable law; provided, however, that no Nonmedical Leave Employee shall be guaranteed reinstatement to active service unless otherwise required by applicable law.
         For purposes of this Section 5.7, nonmedical leaves
shall include leaves under the Federal Family and Medical Leave Act, maternity (unless determined to be a medical leave) or paternity leave, educational leave, military leave with veteran's reemployment rights under federal law, personal leaves, or such other leave which under applicable law would require an employer to rehire such Nonmedical Leave Employee.
                   (3)  Medical Leave:  Employees who on the
Closing Date are shown on Schedule 5.7(a) as Employees on medical leaves of absence for (i) one hundred eighty (180) calendar days or less or (ii) more than one hundred eighty (180) calendar days if such Employees are able, without material qualification, to return to active employment within five business days after the Closing Date (collectively, "Medical Leave Employees") shall be offered employment and returned to active employment by the Purchaser if no longer incapable of working (as determined under the normal policies, practices and procedures of the Purchaser); provided, however, that no Medical Leave Employee shall be guaranteed reinstatement to active service if he or she is incapable of working in accordance with the normal policies, practices and procedures of the Purchaser.
                   (4)  Hired Employees:  Employees of the
Seller who are required in accordance with this Section 5.7 to be offered employment by the Purchaser and who accept such employment shall be considered to be employees of the Purchaser on and as of the Closing Date ("Hired Employees"); provided, however, that until such time, if ever, as each Nonmedical Leave Employee or Medical Leave Employee is returned to active employment by the Purchaser as provided above, such Nonmedical Leave Employee or Medical Leave Employee shall not be a Hired Employee and shall instead continue to be deemed an employee of the Seller or Smith Corona. The offer of employment to the Hired Employees by the Purchaser shall be for employment at will and shall not be construed to limit the ability of the Purchaser to terminate any or all such Hired Employees for any reason, subject to the agreements to pay severance provided in Section 5.7(g) hereof.
         (b) Comparable Benefits: Crediting of Service; Assumption of Liability; Coordination of Benefits. The Purchaser shall acquire all assets and assume all liabilities and obligations of the Seller in connection with the following pension plans: Histacount Corporation Salaried and Non-Union Hourly Employees Pension Plan, as amended and restated effective as of January 1, 1993 (the "Salaried Plan"), and Histacount Corporation Union Hourly Employees Pension Plan, as amended and restated effective as of January 1, 1994 (collectively with the Salaried Plan, the "Assumed Plans"). Each Hired Employee who participated in an Assumed Plan prior to the Closing shall be entitled to continue to participate after the Closing in such Assumed Plan without regard to any eligibility period that might otherwise be applicable. Each Hired Employee who participated in an Assumed Plan prior to the Closing will not incur a reduction in his accrued benefit as of the Closing by virtue of the assumption of the Assumed Plan by the Purchaser. The Purchaser's board of directors will expressly adopt and assume the Assumed Plans as of the Closing and the Purchaser shall be responsible for all expenses and costs of the Plan from and after the Closing as well as all governmental reporting obligations for the Assumed Plans from and after the Closing. The Seller and Purchaser will cooperate in notifying all service providers to the Assumed Plans of the change in plan sponsorship. The Purchaser shall grant the Hired Employees credit for service with the Seller solely for purposes of eligibility and vesting under the Assumed Plans and as to any vacation, sick leave and severance plans of the Purchaser covering such Hired Employee. The Purchaser shall not provide the Hired Employees with any 401(k) or similar benefit; however, the Purchaser shall increase the employer contribution percentage under the Salaried Plan such that an additional
$55,000 would be payable on an annual basis under the Salaried Plan. The Seller shall provide the Purchaser with reasonable assistance with regard to coordination of employee benefits for the Hired Employees and management of the Assumed Plans.
         (c)  Vacation.  The Purchaser agrees to provide
vacation benefits after the Closing Date as set forth on Schedule 5.7(c). The Purchaser agrees to provide the vacation accrued by the Seller on behalf of the Hired Employees as of the Closing Date.
         (d) Collective Bargaining Agreement. The Seller shall obtain the consent of the Printing, Publishing and Media Workers sector of the Communications Workers of America, Local 965 or its successor (the "Union") to the Purchaser's assumption of the collective bargaining agreement with the Union expiring
September 30, 1995.
         (e)  Group Health.   The Purchaser shall offer group
health plan coverage to all Hired Employees and their "qualified beneficiaries" within the meaning of Section 4980B(g) of the Code who were covered by a group health plan maintained by the Seller immediately prior to the Closing. Such coverage offered by the Purchaser shall be comparable (other than with respect to post-retirement medical benefits which will not be provided by the Purchaser) to the coverage offered by the Seller prior to the Closing. The Seller or Smith Corona shall reimburse the
Purchaser on a quarterly basis for the cost of medical claims for the Hired Employees and their "qualified beneficiaries" provided by the Purchaser attributable to any "preexisting conditions" (as defined below). Such reimbursement shall be in an amount equal to the amount of all approved claims for benefits under the Purchaser's group health plan (or any successor coverage) that are attributable to such "preexisting condition" and that are incurred by any Hired Employee or "qualified beneficiary" between the Closing Date and the date the Hired Employee terminates employment with the Purchaser (which shall be no later than nine months after the Closing Date) plus any period in which such Hired Employee has continued coverage pursuant to COBRA (the "Payment Period"). The term "preexisting condition" shall mean for purposes of this Agreement, any significant ailment, illness or medical condition with respect to which the Hired Employee or "qualified beneficiary" had incurred a claim under Seller's group health plan within six months prior to the Closing Date, whether or not a claim for the same has been filed under the Seller's group health plan. The term "significant ailment, illness or medical condition" shall mean any ailment, illness or medical condition requiring treatment costs and expenses, including without limitation hospitalization costs and expenses, in excess of $6,000 regardless of when incurred; it being understood that upon exceeding the $6,000 threshold amount, the Purchaser shall be entitled to reimbursement for all claims from the first dollar incurred during the Payment Period relating to such significant ailment, illness or medical condition. Without limiting the foregoing, all approved claims for benefits under the Purchaser's group health plan (or successor thereto) relating to the conditions listed on Schedule 3.15(k) shall be deemed to be attributable to "preexisting conditions." The Seller and Smith Corona hereby agree that the Seller will pay any obligation for post-retirement medical benefits for Hired Employees under the terms of the Seller's current post-retirement medical benefit policy.
         (f) Management Retention Bonuses. Schedule 5.7(f) sets forth a list of all management retention incentive bonus agreements with Employees ("MRB Agreements"). On and as of the Closing Date, the Purchaser shall assume the responsibility for the payment of up to a maximum of Four Hundred Ninety-Six
Thousand Seven Hundred and Nine Dollars ($496,709) of management retention incentive bonuses ("MRBs") under the MRB Agreements, except that the Purchaser shall assume no responsibility for the payment of any MRB to Bonnie Nackenson. The Purchaser covenants and agrees to pay the MRBs to each of the designated managers of the Seller listed on Schedule 5.7(f) hereto, other than Bonnie Nackenson, up to the amount for each such manager set forth on
Schedule 5.7(f) in two (2) installments, one-half (1/2) on the eighth (8th) day after the Closing Date and one-half (1/2) on the six (6) months anniversary of the Closing Date, on the condition that such manager remains an employee of the Purchaser or its successor as of the payment dates. Upon termination without cause by the Purchaser or its successor of any such manager, however, the remaining balance of the MRB would be immediately payable to such manager. Smith Corona shall reimburse the Purchaser within 5 days after notice of payment for any payment obligation under the MRB Agreements in excess of the $496,709 maximum referred to above. In addition, Smith Corona shall pay directly to (i) Bonnie Nackenson any payment under her MRB Agreement and (ii) John Bendik the obligations under paragraphs 3 and 5 of his MRB Agreement.
         (g) Severance. In the event that any Hired Employee other than John F. Bendik (who is entitled to severance equal to one year's base salary under his MRB Agreement) is severed by the Purchaser without cause within eighteen (18) months after the Closing Date, the Purchaser shall pay such Hired Employee severance plus applicable benefits (i) in the case of any non-union employee, according to Smith Corona's and the Seller's policy for non-union employees (two (2) weeks for every year of service, up to a maximum of forty (40) weeks), and (ii) in the case of any union employee, according to the terms of the collective bargaining agreement between the Seller and the Union. Part-time Employees of the Seller are not entitled to any severance except payment until the end of the week for any part-time Employee terminated before the end of a week. Schedule 5.7(g) sets forth the wage level and years of service for each Employee and the severance due if such Employee were terminated on the Closing Date.
         (h) Required Documentation. In connection with the implementation of this Section 5.7, the Seller and the Purchaser shall cooperate in the preparation and filing of all documentation which may be required to be filed with the Internal Revenue Service, the Department of Labor or any other applicable governmental agency.
         (i) No Third-Party Beneficiaries. No provision of this Section 5.7 shall create any third-party beneficiary rights in any person or organization, including, without limitation, employees or former employees (including any beneficiary or dependent thereof) of the Seller or the Purchaser or any of their respective affiliates, unions or other representatives of such employees or former employees.
    5.8 Confidentiality. The terms of the letter agreement dated as of July 29, 1994 (the "Confidentiality Agreement") by and among the Seller, Smith Corona and the Purchaser are incorporated by reference herein and shall apply with full force and effect to the Purchaser for the term set forth therein; provided, however, that after the Closing, the Purchaser shall be free to use any confidential information of the Business in any manner that it desires.
    5.9  Covenant Not to Compete.
         (a) Non-Competition. The Seller and Smith Corona hereby covenant and agree that for the five (5) year period after the Closing Date they shall not, except with the prior written consent of the Purchaser, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation or control of any person or entity in the business of direct marketing to the medical, legal and accounting professions and to other businesses and institutions of stationery, business cards, printed office forms, greeting cards, appointment reminders and customized printed promotional products in the United States or Canada.
         The Seller and Smith Corona hereby covenant and agree that for the two (2) year period after the Closing Date they shall not, except with the prior written consent of the Purchaser, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation or control of any person or entity in the business of direct marketing to medical, legal and accounting professions and to other businesses and institutions of software to be installed by the user in the user's personal computer that aids in imprinting business forms, imprinted labels and imprinted tags in the United States and Canada except for imprinted labels, imprinted tags and software related to current or future hardware products marketed by Smith Corona or similar products manufactured by Smith Corona and marketed on an OEM basis to others for resale.
         Nothing in this Section 5.9(a) shall be construed as prohibiting or otherwise restricting Smith Corona in any manner from purchasing, producing, selling, distributing or marketing any "Smith Corona" branded product or related supplies currently marketed by Smith Corona through the Seller.
         Section 5.9 shall not be construed to prohibit the ownership of not more than 5% of the capital stock of any corporation which is engaged in a business competitive with the Business having a class of securities registered pursuant to the Securities Exchange Act of 1934. In the event that the provisions of this Section 5.9 should ever be adjudicated to exceed the time or geographic limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic limitations permitted by applicable law. Without limiting the foregoing, the covenants contained herein shall be construed after the Closing as separate covenants, covering their respective subject matters, with respect to each of the separate cities, counties and states of the United States and the separate provinces of Canada (each such city, county, state, province, country and political subdivision being herein referred to as a "Jurisdiction"), in which the Purchaser transacts or thereafter may transact the Business; and to the extent that any covenant is adjudicated to be invalid or unenforceable with respect to any one or more of such Jurisdictions or businesses, (a) such covenant shall not be affected with respect to each other Jurisdiction or business and
(b) such invalidity or unenforceability shall not affect any other covenant of this Section 5.9 which can be given effect without the invalid or unenforceable covenant. In accordance with the foregoing, each covenant with respect to each Jurisdiction shall be construed as severable and independent.
The covenants set forth in this Section 5.9 shall be binding upon the successors and assignees of substantially all of the assets of the Seller or Smith Corona, except that, in the event of any such transaction, the foregoing shall not prohibit any such successor or assignee from continuing any of its then existing businesses, provided, however, that no customer lists, data bases or other confidential information of the Business shall be provided by the Seller or Smith Corona or their affiliates to any such successor or assignee.
         (b) Equitable Relief. The Seller and Smith Corona acknowledge that the restrictions contained in Section 5.9(a) hereof are reasonable and necessary to protect the legitimate interests of the Purchaser, and that any violation of any provision of this Section will result in irreparable injury to the Purchaser and could not reasonably or adequately be compensated in damages. The Seller and Smith Corona also acknowledge that the Purchaser shall be entitled to preliminary and permanent injunctive relief as well as an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled.
    5.10 Update Schedules. Between the date hereof and the Closing Date, the Seller and Smith Corona will promptly disclose to the Purchaser in writing any material information set forth in the Schedules to this Agreement which no longer applies and any information of the nature set forth in such Schedules which arises after the date hereof and which would have been required to be included in the Schedules if such information had been available on the delivery date thereof.
    5.11 Further Assurances. Following the Closing, at the request of the Purchaser, the Seller or Smith Corona will execute, acknowledge and deliver to the Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as the Purchaser may reasonably request in order to vest more effectively in the Purchaser, or to put the Purchaser more fully in possession of, any of the Purchased Assets, or to better enable the Purchaser to complete, perform or discharge any of the Assumed Liabilities.
    5.12 Accounts Receivable. From and after the Closing Date, the Purchaser covenants and agrees to use best efforts (without resorting to litigation) in accordance with Rapidforms' past collection practices to collect all accounts receivable included as Purchased Assets within 180 days after the Closing Date.
After the expiration of 180 days after the Closing Date, the Purchaser shall assign to the Seller its right to any such accounts receivable that remain uncollected (other than those accounts requiring adjustment solely due to customer claims of dissatisfaction) and shall furnish the Seller with copies of all supporting documentation in the possession of the Purchaser as to the uncollected accounts, such as correspondence or records of telephone calls, relating to collection efforts by the Purchaser. If the amount of uncollected accounts receivable (including adjustments required to satisfy customers) as of such date exceeds the amount of the applicable reserve set forth on the Final Statement, then the Seller or Smith Corona shall pay to the Purchaser the amount of such excess. If the amount of uncollected accounts receivable (including adjustments required to satisfy customers) as of such date is less than the amount of the applicable reserve set forth on the Final Statement, then the Purchaser shall pay to the Seller the amount of such deficit.

                            ARTICLE VI
                      Conditions to Closing
    6.1 Conditions to Each Party's Obligation to Close. The respective obligations of the Seller, Smith Corona and the Purchaser to consummate the Purchase shall be subject to the satisfaction, at or prior to Closing, of each of the following conditions:
              (a) The applicable waiting period under the HSR Act shall have expired, and all authorizations, approvals, consents and waivers required to be obtained from, and notices and filings required to be given to or made with, any government, governmental agency or third party in connection with the Purchaser shall have been obtained, given or made, other than those which, if not obtained, given or made, would not individually or in the aggregate, impair the ability of the parties hereto to consummate the Purchase or the Purchaser's ability to operate the Business after the Closing.
              (b) No court or other governmental body or public authority of competent jurisdiction shall have issued an order which shall then be effective restraining or prohibiting the consummation of the Purchase.
              (c) The Seller shall have entered into the Lease Amendment for the land, buildings and improvements of the Seller located at 965 Walt Whitman Road, Melville, New York (the "Melville Facility") that the Seller currently leases from HM Holdings, Inc., substantially in the form of Exhibit 6.1(c) hereto.
              (d)  The Seller and the Purchaser shall have
entered into the Sublease for the Melville Facility, substantially in the form of Exhibit 6.1(d) hereto.
              (e)  The form and content of all documents,
certificates and other instruments to be delivered pursuant to this Agreement shall be reasonably satisfactory to each party and its respective counsel.
    6.2  Conditions to Obligation of the Purchaser to Close.
The obligation of the Purchaser to consummate the Purchase shall be subject to the satisfaction, at or prior to Closing, of each of the following conditions:
         (a) The representations and warranties of the Seller and Smith Corona contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though restated and made at the Closing, except for changes contemplated by this Agreement, and each of the Seller and Smith Corona-shall have delivered to the Purchaser a certificate to the foregoing effect, signed on behalf of such party by a duly authorized officer of such party, and dated as of the Closing Date.
         (b) Each of the Seller and Smith Corona shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, including without limitation the Union consent pursuant to
Section 5.7(d) hereof, and each of the Seller and Smith Corona shall have delivered to the Purchaser a certificate to the foregoing effect, signed on behalf of such party by a duly authorized officer of such party, and dated as of the Closing Date.
         (c) The Purchaser shall have received the written opinion dated the Closing Date of Winthrop, Stimson, Putnam & Roberts, counsel for the Seller and Smith Corona, in form and substance reasonably satisfactory to the Purchaser.
    6.3 Conditions to Obligation of the Seller and Smith Corona to Close. The obligation of the Seller and Smith Corona to consummate the Purchase shall be subject to the satisfaction, at or prior to Closing, of each of the following conditions:
         (a) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though restated and made at the Closing, except for changes contemplated by this Agreement, and the Purchaser shall have delivered to the Seller a certificate to the foregoing effect, signed on behalf of the Purchaser by a duly authorized officer of the Purchaser and dated as of the Closing Date.
         (b) The Purchaser shall have duly performed or complied in all material respects with all of the obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date, and the Purchaser shall have delivered to the Seller a certificate to the foregoing effect, signed on behalf of the Purchaser by a duly authorized officer of the Purchaser and dated as of the Closing Date.
         (c) The Seller shall have received the written opinion dated the Closing Date of Morgan, Lewis & Bockius, counsel for the Purchaser and Rapidforms, in form and substance reasonably satisfactory to the Seller.

                           ARTICLE VII
                            Indemnity
    7.1 Indemnity by the Purchaser and Rapidforms. The Purchaser and Rapidforms jointly and severally agree to indemnify and hold harmless the Seller, Smith Corona, their affiliates and their respective directors, officers and employees from and against any losses, claims, liabilities, damages (but in no event to include consequential damages to any party hereto) or expenses (including reasonable attorneys' and expert witness fees) (collectively, "Losses") (a) with respect to the Assumed Liabilities; (b) resulting from the untruth, inaccuracy or breach or nonfulfillment of any representation or warranty of the Purchaser or Rapidforms contained herein or in any agreement or instrument executed and delivered pursuant hereto (without consideration of any materiality standard set forth therein) for the period such representation or warranty shall survive hereunder; (c) with respect to the severance obligations and MRB obligations relating to the Employees to the extent explicitly set forth in Sections 5.7(f) and (g) hereof; and (d) resulting from the breach or nonfulfillment of any covenant or agreement of the Purchaser or Rapidforms contained in this Agreement or in any agreement or instrument executed and delivered pursuant hereto. The indemnification obligations of the Purchaser and Rapidforms set forth in this Article 7 shall be binding upon the successors and assignees of substantially all of the assets of the Purchaser or Rapidforms, respectively.
    7.2 Indemnity by the Seller and Smith Corona. The Seller and Smith Corona jointly and severally agree to indemnify and hold harmless the Purchaser, Rapidforms, their affiliates and their respective directors, officers, employees, agents and representatives from and against any Losses (a) with respect to the Excluded Liabilities; (b) resulting from the untruth, inaccuracy or breach or nonfulfillment of any representation or warranty of the Seller or Smith Corona contained herein or in any agreement or instrument executed and delivered pursuant hereto (without consideration of any materiality standard set forth therein) for the period such representation or warranty shall survive hereunder; (c) resulting from the breach or nonfulfillment of any covenant or agreement of the Seller or Smith Corona contained in this Agreement or in any agreement or instrument executed and delivered pursuant hereto; (d) arising out of the "premium point" program provided by Accountants' Supply House and assumed by the Seller including without limitation the retail price of merchandise supplied to customers redeeming "premium points" and obligations under applicable escheat laws arising from the "premium point" program, provided, however, that the Purchaser agrees not to actively publicize or promote such "premium points" program; (e) arising under the MRB Agreements, other than the MRB Agreement with Bonnie Nackenson, in excess of the maximum amount set forth in Section 5.7(f) hereof, and arising under any failure of Smith Corona to pay the obligations (i) to Bonnie Nackenson arising under her MRB Agreement, or (ii) to John Bendik arising under paragraphs 3 or 5 of his MRB Agreement (f) relating to the Seller or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of the Seller, Smith Corona or any director, officer, employee, agent or representative of the Seller or Smith Corona regardless of whether disclosed on a Schedule hereto, except for those which the Purchaser specifically assumes pursuant to this Agreement. The indemnification obligations of the Seller and Smith Corona set forth in this Article 7 shall be binding upon the successors and assignees of substantially all of the assets of the Seller or Smith Corona, respectively.
    7.3  Claims Procedure.   All claims for indemnification
under this Section 7.3 shall be asserted and resolved as follows:
         (a) In the event that any claim or demand for which a party or parties (the "Indemnifying Party") would be liable to another party or parties (the "Indemnified Party") hereunder is asserted against or sought to be collected from the Indemnified Party by a third party, the Indemnified Party shall promptly notify the Indemnifying Party of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The failure to promptly notify the Indemnifying Party shall not release the Indemnifying Party of its obligations hereunder, except to the extent that (i) it is prejudiced by reason of such delay or failure or (ii) the Indemnified Party shall have failed to notify the Indemnifying Party within 90 days of realizing that it has a claim under this Agreement. The Indemnifying Party shall have 30 days from the receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party (i) whether or not it disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such claim or demand. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand and except as hereinafter provided, the Indemnifying Party shall have the right to defend such claim or demand by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand (whether by not giving the Indemnified Party timely notice as provided above or otherwise), then (x) the amount of any such claim or demand, or (y) if the same be contested by the Indemnified Party (but the Indemnified Party shall have no obligation to contest any such claim or demand), that portion thereof as to which such defense is finally unsuccessful, shall be conclusively deemed to be a liability of the Indemnifying Party hereunder except that if the Indemnifying Party has disputed the liability of the Indemnifying Party to the Indemnified Party hereunder, as provided above, such dispute shall be resolved as provided in Section 9.12 hereof.
         (b) If, in the reasonable opinion of the Purchaser, notice of which shall be given in writing to the Seller, any such claim or demand seeks material prospective relief which could have a Material Adverse Effect on the Purchased Assets or the Business, the Purchaser shall have the right to control the defense of any such claim or demand at its sole cost and expense but the amount of such cost and expense and any judgment or settlement shall be included as part of the indemnification obligations of the Seller hereunder. If the Purchaser should elect to exercise such right, the Seller shall have the right to participate in, but not control, the defense of such claim or demand at the sole cost and expense of the Seller. If the Seller has disputed the liability of the Seller to the Purchaser hereunder, as provided above, such dispute shall be resolved as provided in Section 9.12 hereof.
         (c) In the event the Indemnified Party should have a claim against the Indemnifying Party hereunder which does not involve a claim or demand being asserted against or sought to be collected from the Indemnified Party by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within 30 days from the receipt of the Claim Notice that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. If the Indemnifying Party has disputed such claim, as provided above, such dispute shall be resolved as provided in Section 9.12 hereof.
         (d) Nothing herein shall be deemed to prevent a party from making a claim hereunder for potential or contingent claims or demands, provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and such party has reasonable grounds to believe that such a claim or demand may be made.
    7.4  Limitations on Indemnification.
         (a) Notwithstanding anything in this Agreement to the contrary, an Indemnifying Party shall not be obligated to indemnify an Indemnified Party for any Losses (i) to the extent covered and paid by insurance paid for by the Indemnifying Party, and (ii) to the extent paid by or recovered from any third party on account of any such Losses, except that recoveries from insurance or other third parties shall not be considered in determining the obligation of the Seller and Smith Corona to reimburse the Purchaser for the cost of medical claims relating to preexisting conditions pursuant to Section 5.7 hereof.
         (b) The Indemnifying Party shall not have any liability to the Indemnified Party in respect of any claim for indemnification pursuant to this Article VII for the breach of any representation or warranty contained herein until the Losses to the Indemnified Party, after taking into account Section 7.4(a) hereof, exceed a cumulative aggregate total of $100,000, and then to the full extent of such Losses.
         (c) Notwithstanding anything in the Agreement to the contrary, the indemnification obligation of the Seller and Smith Corona pursuant to Section 7.2 hereof, after taking into account
Section 7.4(a) hereof, shall not exceed the Purchase Price.
    7.5 Exception to Limitations. Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies which any party hereto has, or might have, at law, in equity or otherwise, against any other party hereto based on the willful misrepresentation or willful breach of warranty by such party hereunder. Nothing contained in this Section 7.5 hereof shall prevent any party hereto from seeking and obtaining specific performance by the other party hereto of any of its obligations under this Agreement or from seeking and obtaining injunctive or other equitable relief against the other party's activities in breach of this Agreement.
    7.6 Effect of Investigation. Any claim for indemnification shall not be invalid as a result of any investigation by or opportunity to investigate afforded to the Purchaser.

                           ARTICLE VIII
                           Termination
    8.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated only
(a) by the mutual written consent of the parties to this Agreement, (b) by the Purchaser, the Seller or Smith Corona if, for any reason (other than breach of this Agreement by the terminating party), the Closing has not occurred (or cannot occur) on or prior to November 30, 1994, or (c) by either party, on written notice to the other party, upon material breach of this Agreement by the non-terminating party, provided, however, that the non-terminating party is first given notice of such breach and fails to remedy, or commit to remedying, such breach within thirty (30) days after receipt of such notice (it being understood that for purposes of this Section 8.1(c) the Seller and Smith Corona together constitute one party).
    8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, this Agreement, other than with respect to the Seller's obligations under Section 3.21 hereof, the Purchaser's obligations under Section 4.5 hereof and the Purchaser's and the Seller's obligations under Sections 5.8 and
8.1 hereof, shall thereafter have no effect, except that termination of this Agreement will not relieve either party of any liability for breach of any agreements hereunder occurring prior to such termination.

                            ARTICLE IX
                          Miscellaneous
    9.1 Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses incurred in connection with the preparation and execution of this Agreement and the consummation of the Purchase.
    9.2 Survival. The parties' respective representations and warranties contained in this Agreement shall survive until two
(2) years after the Closing and thereafter neither party may claim any damage for breach thereof, except for the representations and warranties in Sections 3.1, 3.2, 3.15, 3.19,
4.1 and 4.2 hereof which shall survive until the termination of the applicable statute of limitations.
    9.3 Public Communications. Except as may be required by applicable law or the rules of any applicable stock exchange, neither the Seller or Smith Corona nor the Purchaser nor any of their respective affiliates shall issue any press release or other public communications relating to this Agreement or the Purchase without the prior written consent of the other party hereto. In the event that any such press release or other public communication shall be required, the party required to issue such release or communication shall consult in good faith with the other party hereto with respect to the form and substance of such release or communication prior to the public dissemination thereof.
    9.4 Knowledge. Whenever any representation or warranty of the Seller or Smith Corona contained herein or in any other document executed and delivered pursuant hereto is based upon the knowledge of the Seller or Smith Corona, such knowledge shall be deemed to be the best knowledge, information and belief of each of the management personnel of the Seller listed on Schedule 5.7(f) as entitled to MRB bonuses and the employees of Smith Corona holding the offices listed on Schedule 9.4 as of the Closing Date, after due inquiry.
    9.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be delivered personally or sent by telecopier or by a nationally recognized overnight courier, postage prepaid, and shall be deemed to have been duly given when so delivered personally or sent by telecopier, with receipt confirmed, or one
(1) business day after the date of deposit with such nationally recognized overnight courier. All such notices, requests, demands and other communications shall be addressed to the respective parties at the addresses set forth below, or to such other address or person as any party may designate by notice to the other parties in accordance herewith:
         If to the Seller:   Histacount Corporation
                             c/o Smith Corona Corporations
                             65 Locust Avenue
                             New Canaan, CT  06840
                             Attn.:  Mr. Thomas C. DeFazio
                             Telecopier No.: (203) 972-4226

         If to Smith Corona: Smith Corona Corporation
                             65 Locust Avenue
                             New Canaan, CT 06840
                             Attn.: Mr. Thomas C. DeFazio
                             Telecopier No.:  (203) 972-4226

         In either case,     Winthrop, Stimson, Putnam &
         with a copy to:       Roberts
                             Financial Centre
                             695 East Main Street
                             Post Office Box 6760
                             Stamford, CT  06904-6760
                             Attn.:  G. William Sisley, Esq.
                             Telecopier No.:  (203) 965-8226

         If to the           Rapidforms, Inc.
         Purchaser or        301 Grove Road
         Rapidforms:         Thorofare, NJ  08086
                             Attn:  James H. Bromley
                             Telecopier No.:  (609) 384-1797

         In either case,     CSS Industries, Inc.
         with a copy to:     1845 Walnut Street
                             Philadelphia, PA  19103
                             Attn:  Stephen V. Dubin, Esq.
                             Telecopier No.:  (215) 569-9979

         and:                Morgan, Lewis & Bockius
                             2000 One Logan Square
                             Philadelphia, PA  19103
                             Attn:  David R. King
                                    Steven M. Cohen
                             Telecopier No.:  (215) 963-5299

    9.6 Amendments; Waivers. This Agreement may not be changed orally and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the proper party. Any party may at any time waive compliance by the other party with any covenant or condition contained in this Agreement only by written instrument executed by the party waiving such compliance. No such waiver, however, shall be deemed to constitute the waiver of any such covenant or condition in any other circumstance or the waiver of any other covenant or condition.
    9.7 Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
    9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any other counterpart.
    9.9 Assignment. Except as provided in the following sentence, this Agreement may not be assigned prior to the Closing, by operation of law or otherwise, and any attempt to do so shall be void. This Agreement shall be binding upon and inure to the benefit of successors and assigns of the parties hereto.
    9.10 Bulk Sales. The parties hereto agree to waive compliance with any bulk sales laws adopted by each of the jurisdictions in which Purchased Assets are located to the extent, if any, that such laws are applicable to the Purchase. The Seller and Smith Corona shall indemnify the Purchaser from and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (a) the parties' failure to comply with any such laws in respect of the transactions contemplated by this Agreement or (b) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed by the Purchaser pursuant to this Agreement.
    9.11 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.
    9.12 Arbitration.
         (a) Any dispute, claim or controversy arising out of or relating to this Agreement, the agreements, instruments and other documents delivered in connection herewith, or the transactions contemplated hereby or thereby, shall be referred to arbitration under the Expedited Procedures of the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules are not inconsistent with this Section 9.12. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof or such court may be asked to judicially confirm the award and order its enforcement, as the case may be. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen, and in any event shall not be made after the date when institution of legal or equitable proceedings, based on such claim, dispute or other question, would be barred by the applicable statute of limitations.
         (b) Any arbitration award shall include interest thereon at eight percent (8.0%) per annum from the date the disputed claim was asserted to the date such arbitration award is paid.
         (c)  The place of arbitration shall be New York, New
York.
    9.13 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall remain in full force and effect except as provided in Section 5.8 hereof; and (b) is not intended to confer upon any other persons any rights or remedies hereunder.
    9.14 Severability. In case any provision in this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                             HC DELAWARE ACQUISITION CORP.


                              By  /s/James H. Bromley
                                  _______________________________
                                  Name:  James H. Bromley
                                  Title: Chairman and Chief Executive
                                          Officer


                              RAPIDFORMS, INC.


                              By  /s/James H. Bromley
                                  _______________________________
                                  Name:  James H. Bromley
                                  Title: President and Chief Executive
                                          Officer


                              HISTACOUNT CORPORATION


                              By  /s/Thomas C. DeFazio
                                  _______________________________
                                  Name:  Thomas C. DeFazio
                                  Title: Vice President


                              SMITH CORONA CORPORATION


                              By  /s/Thomas C. DeFazio
                                  _______________________________
                                  Name:  Thomas C. DeFazio
                                  Title: Executive Vice President and
                                         Chief Financial Officer

                            LIST OF SCHEDULES


          1.2(e)         Closing Statement Principles
          3.1            Foreign Qualification
          3.3            Unrelated Assets
          3.4(a)         Financial Statements
          3.4(b)         Financial Statement Exceptions
          3.6            Certain Changes
          3.10           Litigation
          3.11           Compliance with Laws
          3.12           Approvals and Consents
          3.13           Intellectual Property
          3.14           Material Agreements
          3.15           Employee Benefit Plans
          3.15(k)        Preexisting Health Conditions
          3.16           Labor Matters
          3.18           Insurance
          3.19           Environmental Matters
          3.20           Governmental Licenses
          3.23           Affiliated Transactions
          5.7(a)         Hired Employees
          5.7(c)         Vacation Benefits
          5.7(f)         MRB Agreements
          5.7(g)         Severance Obligations
          9.4            Smith Corona Knowledge Parties



                            LIST OF EXHIBITS

          6.1(c)         Lease Amendment

          6.1(d)         Sublease



                  SCHEDULES TO ASSET PURCHASE AGREEMENT


          Pursuant to Item 601(b)2 of Regulation S-K, the Schedules to the preceding Asset Purchase Agreement have not been filed herewith. Registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.
          The following Schedules have been omitted (capitalized terms used herein are defined in the Asset Purchase Agreement):

Schedule 1.2(e)    Closing Statement Principles   principles used by
                   the Purchaser in calculating the statement of the net controllable assets of the Seller as of the Closing Date.

Schedule 3.1       Foreign Qualifications   nothing listed.

Schedule 3.3       Unrelated Assets   all rights, properties and
                   assets which are not Related to the Business.

Schedule 3.4(a)    Financial Statements   financial statements of
                   Histacount Corporation for the periods ended June 30, 1992, 1993 and 1994.

Schedule 3.4(b)    Financial Statement Exceptions   non-GAAP
                   disclosures and recent accounting changes of Histacount Corporation.

Schedule 3.6       Certain Changes   nothing listed.

Schedule 3.9       Condition of Tangible Purchased Assets   exception
                   to Seller's representation as to condition of tangible purchased assets.

Schedule 3.10      Litigation   actions, suits, proceedings, orders,
                   investigations or claims affecting Seller or the Business.

Schedule 3.11      Compliance with Laws   exceptions to Seller's
                   representation regarding compliance with laws.

Schedule 3.12      Approvals and Consents   consents required by the
                   Seller to consummate the transactions contemplated by the Asset Purchase Agreement.

Schedule 3.13      Intellectual Property   intellectual property used
                   in connection with the Business.

Schedule 3.14      Material Agreements   certain material contracts to
                   which the Seller was a party.

Schedule 3.15      Employee Benefit Plans   all employee plans
                   sponsored or maintained by Seller on behalf of the Seller's employees at the time of the closing of the Asset Purchase Agreement.

Schedule 3.15(k)   Pre-Existing Health Conditions   Pre-existing
                   conditions of all Hired Employees and their qualified Beneficiaries.

Schedule 3.16      Labor Matters   exceptions to Seller's
                   representations regarding labor matters.

Schedule 3.18      Insurance   list of current insurance policies of
                   Seller.

Schedule 3.19      Environmental Matters   certain environmental
                   matters.

Schedule 3.20      Government Licenses   governmental permits,
                   licenses, registrations and other authorizations held by the Seller.

Schedule 3.23 Affiliated Transactions any agreement, contract, commitment or transaction between the Seller and any officer, director, stockholder or affiliate of the Seller and any material interest in any material property used by the Seller which an officer, director, stockholder or affiliate of the Seller holds.

Schedule 5.7(a)    Hired Employees   employee status matters.

Schedule 5.7(c)    Vacation Benefits   all employee vacation benefit
                   plans maintained or contributed to on behalf of the Seller's employees at the time of the closing of the Asset Purchase Agreement.

Schedule 5.7(f)    Management Retention Agreements   list of all
                   management retention incentive bonus agreements with Employees.

Schedule 5.7(g)    Severance Obligations   severance due each employee
                   if employee were terminated on the Closing Date.

Schedule 9.4       Smith Corona Knowledge Parties   list of certain
                   officers of the Seller.





EXHIBIT 6.1(c)
                            AMENDMENT TO LEASE

    THIS AMENDMENT TO LEASE (the "Amendment") dated as of
November 4, 1994 by and between HM HOLDINGS, INC., a Delaware corporation ("Landlord"), and HISTACOUNT CORPORATION, a New York corporation ("Tenant").

                           W I T N E S S E T H:

    WHEREAS, Landlord and Tenant entered into that certain lease dated as of June 1, 1989 (the "Lease") for certain premises located at 965 Walt Whitman Road, Melville, New York (the
"Demised Premises"); and

    WHEREAS, Landlord and Tenant extended the term of the Lease until September 30, 1993, as evidenced by a memorandum (the
"Memorandum of Extension") from G.L. Thompson to J. Raos dated
August 20, 1992; and

    WHEREAS, Landlord and Tenant further extended the term of the Lease until September 30, 1995 as evidenced by a letter (the
"Letter of Extension") from Thomas C. DeFazio to John Raos dated
August 11, 1994; and

    WHEREAS, Landlord and Tenant desire to ratify and confirm the extensions evidenced by the Memorandum of Extension and the Letter of Extension and amend certain of the terms and conditions of the Lease pursuant to the terms of this Amendment; and

    WHEREAS, Tenant desires to sublet substantially all of the Demised Premises to HC Delaware Acquisition Corp. (the
"Subtenant") and Landlord has agreed to consent to such subletting.

    NOW, THEREFORE, in consideration of One Dollar and the premises and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Each term which is capitalized in this Amendment but not defined herein shall have the meaning given to such term in the Lease.

         2. Landlord and Tenant hereby ratify and confirm the extensions of the Lease evidenced by the Memorandum of Extension and the Letter of Extension and hereby further extend the term of the Lease such that the Expiration Date of the Lease is November 16, 1995.

         3.  The Fixed Rent payable under the Lease is (a) until
September 30, 1995, $75,000.00 per annum, and (b) from October 1,
1995 until the Expiration Date the fair market rental value of the Demised Premises.

         4.  In Section 2.1 (b) of the Lease delete the phrase
"six (6) months" and insert the phrase "ninety (90) days" in its place.

         5. Landlord hereby consents to the sublease of the Demised Premises from Tenant to Subtenant on the terms set forth in the Sublease dated the 4th day of November, 1994 between Tenant and Subtenant executed contemporaneously herewith.

         6. (a) Tenant agrees to indemnify, defend (with counsel reasonably acceptable to Landlord and at Tenant's sole cost), and hold Landlord free and harmless from and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements, or expenses of any kind (including attorneys' and experts' fees and expenses and fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding) that may at any time be imposed upon, incurred by, or asserted or awarded against Landlord in connection with or arising from or out of:

              (i) any hazardous material on, in, under, or affecting all or any portion of the Demised Premises which relates to Tenant's or Subtenant's use and occupancy of the Demised Premises;

              (ii) any violation or claim of violation by Tenant or Subtenant of any Environmental Law; or

              (iii) the imposition of any lien for the recovery of any costs for environmental cleanup or other response costs relating to the release or threatened release by Tenant or Subtenant of hazardous material.

    (b) For purposes of this Amendment, "hazardous material" means:

              (i) "hazardous substances" or "toxic substances" as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. # 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. # 1802, and the applicable provisions of New York law, all as amended to this date and as amended after this date;

              (ii) "hazardous wastes," as that term is defined by the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. #
6902, et seq., as amended to this date and as amended after this date;

              (iv) any pollutant, contaminant, or hazardous, dangerous, or toxic chemical, material, or substance within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste substance or material, all as amended to this date or as amended after this date;

              (v) crude oil or any fraction of it that is liquid at standard conditions of temperature and pressure (60 degrees
Fahrenheit and 14.7 pounds per square inch absolute);

              (vi) any radioactive material, including any source, special nuclear, or by-product material as defined at 42
U.S.C. # 2011, et seq., as amended to this date or as amended after this date;

              (vii) asbestos in any form or condition; and

              (viii) polychlorinated biphenyls (PCB's) or substances or compounds containing PCB's.

    (c) As used above, Environmental Laws means the laws, codes, ordinances, regulations and statutes referred to in
Section 6 (b) above.

         7. Except as modified by this Amendment, all of the other terms, covenants and conditions of the Lease remain unmodified and in full force and effect.

         8. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

         9. This Amendment may be executed in any number of counterparts. Each counterpart shall be deemed an original and together all such counterparts shall be deemed one original.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hand to this Amendment on the date first written above.

                             LANDLORD:
                             HM HOLDINGS, INC.


                             By     /s/ George H. MacLean
                                    ___________________________
                               Name:    George H. MacLean
                               Title:

                             TENANT:
                             HISTACOUNT CORPORATION


                             By     /s/ Thomas C. DeFazio
                                    ___________________________
                               Name:    Thomas C. DeFazio
                               Title:   Vice President, Histacount
                                        Corporation




EXHIBIT 6.1(d)

                                 SUBLEASE

                                  BETWEEN



                          HISTACOUNT CORPORATION,

                                                 Landlord



                                    AND



                      HC DELAWARE ACQUISITION CORP.,

                                                 Tenant



              Dated:    November 4, 1994


              Premises: 965 Walt Whitman Road
                        Melville, New York



    ___________________________________________________________________

                             TABLE OF CONTENTS

ARTICLE       HEADING                                        PAGE


ARTICLE 1          Definitions . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2          Demise, Term and Rent . . . . . . . . . . . . . . . .  3

ARTICLE 3          Use . . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 4          Subordination . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 5          Assignment and Subletting . . . . . . . . . . . . . .  5

ARTICLE 6          Estoppel Certificate. . . . . . . . . . . . . . . . .  6

ARTICLE 7          Requirements of Law . . . . . . . . . . . . . . . . .  6

ARTICLE 8          Property Loss and Indemnification . . . . . . . . . . 10

ARTICLE 9          Destruction - Fire and Other Casualty . . . . . . . . 11

ARTICLE 10         Insurance . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE 11         Condemnation. . . . . . . . . . . . . . . . . . . . . 12

ARTICLE 12         Repairs . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE 13         Alterations . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 14         Utilities . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE 15         Broker. . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE 16         Default -- Conditions of Limitation . . . . . . . . . 15

ARTICLE 17         Re-Entry by Landlord. . . . . . . . . . . . . . . . . 16

ARTICLE 18         Damages . . . . . . . . . . . . . . . . . . . . . . . 17

ARTICLE 19         Surrender . . . . . . . . . . . . . . . . . . . . . . 19

ARTICLE 20         Access to Demised Premises. . . . . . . . . . . . . . 21

ARTICLE 21         Miscellaneous . . . . . . . . . . . . . . . . . . . . 21



                                 EXHIBITS

Exhibit 2.5        Master Lease




                                 SUBLEASE


         SUBLEASE (this "Sublease") dated the 4th day of November, 1994 between HISTACOUNT CORPORATION, having an address at c/o Smith Corona Corporation, 65 Locust Avenue, New Canaan, Connecticut 06840 (herein called "Landlord"), and HC DELAWARE ACQUISITION CORP., a Delaware corporation having an address at c/o Rapidforms, Inc., 301 Grove Road, Thorofare, New Jersey 08086 (herein called "Tenant").


                           W I T N E S S E T H :


         WHEREAS, Landlord is the lessee under a certain lease by and between HM Holdings, Inc., as lessor (the "Master Landlord"), and Landlord dated as of June 1, 1989, as amended by a certain Amendment to Lease dated as of November 4, 1994 (the "Master Lease"), for a certain tract or parcel of land situated in the City of Melville, Suffolk County, New York, containing approximately 7.2 acres and known as 965 Walt Whitman Road, together with an approximately 100,000 square foot one story industrial building (with a partial second floor) and certain other improvements located thereon (the "Master Lease Premises"); and

         WHEREAS, Landlord, as Seller, and Tenant, as Purchaser, are parties to a certain Asset Purchase Agreement of even date herewith (the "Asset Purchase Agreement") with respect to certain assets of Landlord used in connection with Landlord's production and direct marketing of customized, high quality stationary, printed promotional materials, office forms and office personal use products.

         WHEREAS, Landlord desires to sublet a portion of the Master Lease Premises to Tenant and Tenant desires to hire such portion of the Master Lease Premises from Landlord pursuant to the terms, covenants and conditions of this Sublease.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:


                                 ARTICLE 1

                                Definitions

         1.1 As used in this Sublease, the following terms have the meanings set forth below:

         Applicable Law: All laws, statutes and ordinances (including building codes and zoning ordinances) and the orders, rules, regulations, directives and requirements of all federal, state, county, and city departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental, public or quasi-public authority, whether now or hereafter in force, which are or become applicable to the Demised Premises or any part thereof or the sidewalks, curbs or areas adjacent thereto.

         Asset Purchase Agreement: shall mean that certain Asset Purchase Agreement of even date herewith by and among Tenant, Rapidforms, Inc., Landlord and Smith Corona Corporation.

         Commencement Date:  As defined in Section 2.2.

         Demised Premises: Shall mean the Master Lease Premises, excepting and excluding thereout and therefrom (a) all underground storage tanks located on, in or under the Master Lease Premises, including, without limitation, a 1,050 gallon diesel fuel underground storage tank located outside of the northeastern corner of the building, (b) all storm water collection and management systems located in or on the Master Lease Premises, including, without limitation, two drainage sumps located along the eastern and western boundaries of the Master Lease Premises, and (c) the on-site industrial waste leaching system consisting of leaching pools located along the eastern and western sides of the Master Lease Premises (collectively, "Excluded Facilities"). Any other provision of this Sublease to the contrary notwithstanding, Landlord, and not Tenant, shall be solely responsible for ownership and operation of the Excluded Facilities.

         Environmental Condition: As defined in Section 1.2(h) of the Asset Purchase Agreement.

         Environmental Law(s): As defined in Section 1.2(i) of the Asset Purchase Agreement.

         Expiration Date:  As defined in Section 2.2.

         Force Majeure: Shall mean any and all causes beyond the reasonable control of Landlord or Tenant, as the case may be, including delays caused by the other party hereto, governmental restrictions, regulations or controls (including energy and water conservation measures), labor disputes, accidents, mechanical breakdown, shortages or inability to obtain labor, fuel, steam, water, electricity or materials, acts of God, enemy action, civil commotion, fire or other casualty or the process of settling insurance claims, but shall not include lack of funds or financial inability to perform.

         Hazardous Substance: As defined in Section 1.2(m) of the Asset Purchase Agreement.

         Insurance Requirements: All present and future requirements of any insurance policy covering or applicable to all or any part of the Demised Premises or the use thereof, all requirements of any administrative body governing the underwriting standards of insurance companies issuing policies within the State of New York and having jurisdiction over all or any portion of the Demised Premises.

         Landlord's Agents: The officers, employees, servants, contractors, licensees, invitees and agents of Landlord.

         Material Adverse Effect: As defined in Section 3.1 of the Asset Purchase Agreement.

         Person: The term "person" shall mean any natural person or persons, a partnership, a corporation, and any other form of business or legal association or entity.

         Rent:  As defined in Section 2.3.

         Tenant: The Tenant herein named or any assignee or successor in interest (immediate or remote) of the Tenant herein named, which at the time in question is the owner of the Tenant's estate and interest granted by this Sublease; but the foregoing shall not be construed to permit any assignment of this Sublease or to relieve the Tenant herein named or any assignee or other successor in interest (whether immediate or remote) of the Tenant herein named from the full and prompt payment, performance, and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Sublease.

         Tenant's Agents: The officers, employees, servants, contractors, licensees, concessionaires, invitees and agents of Tenant.

         Tenant's Property: The furniture and furnishings of Tenant and the following which are furnished and installed by or for Tenant without expense to Landlord and without any allowance or credit to Tenant: movable partitions, chandeliers and other hanging, standing or projecting special lighting fixtures, special cabinet work, other business and trade fixtures, business machines, business equipment and communications equipment, whether or not attached to or built into the Demised Premises and which can be removed without permanent structural damage to, or permanent defacement of, the Demised Premises.

         Term:  As defined in Section 2.2.


                                 ARTICLE 2

                           Demise, Term and Rent

         2.1 Demise. Landlord hereby subleases to Tenant, and Tenant hereby hires from Landlord, upon and subject to the terms, covenants, provisions and conditions of this Sublease, the Demised Premises.

         2.2  Term.     (i)  The term of this Sublease (the "Term") (a) shall
commence on the date hereof (the "Commencement Date") and (b) shall terminate (the "Expiration Date") at midnight on November 15, 1995.

                   (ii) Notwithstanding the foregoing, Tenant shall have the right to terminate this Sublease by giving written notice thereof to Landlord, such termination to be effective on the ninetieth (90th) day following the date on which Tenant's notice of termination is deemed to have been given pursuant to Section
         21.2 hereof.

         2.3 Rent. The rent (the "Rent") reserved under this Sublease, shall be payable throughout the Term commencing on the Commencement Date and shall be in the amount of Eighteen Thousand and 00/100 Dollars ($18,000.00) per month. Rent shall be payable in equal monthly installments in the amount set forth above, in advance, on the first day of each and every calendar month during the Term. Rent shall be paid in lawful money of the United States to Landlord at the address first set forth above, or to such other person and/or at such other place as Landlord may designate by notice to Tenant. Rent for partial months during the Term shall be pro rated on a daily basis at the rate of Five Hundred Ninety-One and 78/100 Dollars ($591.78) per day.

         2.4 No Setoff. Tenant shall pay Rent promptly when due without notice or demand therefor and without any abatement, deduction or setoff for any reason whatsoever, except as may be expressly provided in this Sublease.

         2.5 Landlord Covenants Regarding Master Lease. Landlord represents and warrants to Tenant that: (a) a true, correct and complete copy of the Master Lease, as amended, is attached as Exhibit 2.5 hereto, (b) the Master Lease constitutes and comprises the entire understanding and agreement of Master Landlord and Landlord with respect to the Demised Premises, and (c) Landlord is not in default for failure to pay any monetary obligation under the Master Lease or any nonmonetary obligation under the Master Lease which would have a Material Adverse Effect, and, to the knowledge of Landlord, Master Landlord is not in default under the Master Lease. Landlord shall pay to Master Landlord promptly when due all Fixed Rent and Additional Rent under the Master Lease and, to the extent not an obligation of Tenant hereunder, perform when due all of the obligations of "Tenant" under the Master Lease, and, provided Tenant has promptly paid the Rent to Landlord in accordance with its obligations under this Sublease, any failure by Landlord to pay to Master Landlord promptly when due all Fixed Rent and Additional Rent and to perform all such obligations of "Tenant" under the Master Lease (and the continuation of such failure beyond any applicable notice and cure periods expressed in the Master Lease) shall constitute a material default by Landlord of its obligations under this Sublease. Where in the Master Lease there are duties and obligations owed by Master Landlord to Landlord that are necessary for the proper use and enjoyment of the Demised Premises by Tenant under this Sublease, Landlord shall use commercially reasonable efforts to obtain the performance of such duties and obligations by the Master Landlord in favor of Tenant.

                                 ARTICLE 3

                                    Use

         3.1 Tenant's Business. Tenant shall use and occupy the Demised Premises for the conduct of Tenant's business and related purposes only and for no other purpose.

         3.2 Permits. If any governmental license or permit, other than a Certificate of Occupancy, shall be required for the proper and lawful conduct of Tenant's business in the Demised Premises, or any part thereof, Tenant, at its expense, shall maintain such license or permit. Tenant shall at all times comply with the terms and conditions of each such license or permit.

         3.3 Restrictions. Tenant shall not at any time use or occupy, or suffer or permit anyone to use or occupy, the Demised Premises, or do anything to be done in the Demised Premises, in any manner (a) which violates the Certificate of Occupancy for the Demised Premises; or (b) which constitutes a violation of Applicable Law, provided that Tenant shall not be in default of its obligations expressed in this Section 3.3 unless and until Tenant has received notice of a violation and shall have failed to remedy such violation within thirty (30) days thereafter or, in the case of a violation that cannot with due diligence be remedied within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord to criminal penalty or to prosecution for a crime or foreclosure of any superior mortgage, such longer time (not to exceed ninety (90) days in the aggregate) reasonably required to remedy such violation.


                                 ARTICLE 4

                               Subordination

         4.1 Superior Master Lease. Tenant agrees that this Sublease is subordinate to the Master Lease, subject, nevertheless, to the terms and conditions of that certain Non-Disturbance and Attornment Agreement of even date herewith between Master Landlord and Tenant.

         4.2  No Prior Mortgages.  Landlord represents and warrants to
Tenant that there are no existing mortgages, deeds of trust or similar liens (collectively, "Mortgages") presently encumbering the Demised Premises or any portion thereof and there are no Mortgages encumbering the estates and interests of Master Landlord or Landlord therein.


                                 ARTICLE 5

                         Assignment and Subletting

         5.1 Consent Required. Tenant covenants and agrees that neither this Sublease, nor the estate hereby granted, shall be assigned, mortgaged, pledged, encumbered or otherwise transferred by Tenant, the Tenant's legal representatives, or successors in interest by operation of law or otherwise, and that neither the Demised Premises nor any part thereof shall be sublet, or offered or advertised for subletting, without the prior written consent of Landlord and Master Landlord, which consent shall not be unreasonably withheld or delayed.


                                 ARTICLE 6

                           Estoppel Certificate

         6.1 Delivery of Certificate. Tenant shall, without charge at any time and from time to time, within ten (10) days after request by Landlord or Master Landlord, certify by written instrument duly acknowledged and delivered to any proposed or actual mortgagee, assignee of any mortgage or purchaser, or any other person, firm or corporation specified by Landlord or Master
Landlord:

         (a) That this Sublease is unmodified and in full force and effect (or, if there has been any modification or termination of this Sublease, the nature thereof);

         (b) Whether or not, to the best of Tenant's knowledge, there are then existing any set-offs, or defenses against the enforcement of any of the agreements, terms, covenants or conditions hereof upon the part of Tenant to be performed or complied with (and, if so specifying the same); and

         (c) The dates, if any, to which the Rent has been paid in advance.


                                 ARTICLE 7

                            Requirements of Law

         7.1 Compliance. Tenant, at Tenant's sole cost and expense, shall at all times promptly comply with all Applicable Laws, including, but not limited to, Environmental Laws, and Insurance Requirements (collectively, "Regulations") with respect to Tenant's use or occupancy of the Demised Premises, except that (a) nothing herein shall require Tenant to make any repairs or alterations to the Demised Premises (structural or non-structural) unless Tenant has by its change in manner of use of the Demised Premises or change in method of operation therein from that of Landlord (as prior operator of the Demised Premises) caused to exist a violation of a Regulation, including, but not limited to, Environmental Laws, that was not a violation of such Regulation, including, but not limited to, Environmental Laws, when Landlord was the operator of the Demised Premises, and (b) Landlord, and not Tenant, shall in all events remain liable for (i) the Excluded Facilities (except to the extent caused by the unlawful acts or omissions of Tenant),
(ii) Environmental Conditions existing on the Commencement Date of this Sublease and (iii) any other events, conditions, circumstances, activities, practices, incidents or actions to the extent the same exists on the Commencement Date of this Sublease that impede or prevent compliance by Tenant with any Regulation, including, but not limited to, Environmental Laws, or which would give rise to any criminal or civil liability, including strict liability, under any Regulation, including, but not limited to, Environmental Laws.

         7.2 Environmental Provisions. (a) Subject to the limitations expressed in Section 7.1, throughout the Term, Tenant shall comply with and shall maintain the Demised Premises in compliance with all applicable Environmental Laws, except that nothing herein shall require Tenant to comply with Environmental Laws arising out of or resulting from either (i) Landlord's act, omission, fault or neglect or (ii) Landlord's liability arising under Environmental Laws.

         (b) Subject to the limitations expressed in Section 7.1, Tenant will not permit to occur any release, generation, manufacture, storage, treatment, transportation, or disposal of Hazardous Substance on, in, under, or from the Demised Premises, except in accordance with all Environmental Laws. Tenant shall not, and shall not cause either by its affirmative acts or its omissions, the release of any Hazardous Substance on, in, under or from the Excluded Facilities, except in accordance with all Environmental Laws.

         (c) Tenant will promptly notify Landlord and Master Landlord and provide copies promptly following receipt of all written complaints, claims, citations, demands, inquiries, reports, or notices relating to the condition of the Demised Premises or compliance with Environmental Laws. Subject to the limitations expressed in Section 7.1, Tenant will promptly cure any of those actions and proceedings relating to Tenant's use and occupancy of the Demised Premises to the satisfaction of any regulatory authorities or court of competent jurisdiction. Subject to the limitations expressed in Section 7.1, Tenant will keep the Demised Premises free of any lien imposed pursuant to any Environmental Laws relating to Tenant's use and occupancy of the Demised Premises.

         (d) Landlord will have the right, at Landlord's cost and expense, at all reasonable times and from time to time to conduct environmental audits of the Demised Premises, and Tenant will cooperate in the conduct of those audits. The audits will be conducted by a consultant of Landlord's choosing, and if any Hazardous Substance to the extent not present on the date hereof is detected, except to the extent such Hazardous Substance is present in accordance with all Environmental Laws, or if a violation by Tenant of any of the warranties, representations or covenants contained in this Section 7.2 is discovered, the fees and expenses of such consultant will be borne by Tenant and will be paid as additional rent under this Sublease on demand by Landlord to the extent such fees and expenses relate to a violation by Tenant of this Section 7.2.

         (e) Subject to the limitations expressed in Section 7.1, if Tenant fails (after receipt of notice and a reasonable opportunity to cure) to comply with any of the foregoing warranties, representations, and covenants, Landlord or Master Landlord may cause the removal (or other cleanup acceptable to Landlord) of any Hazardous Substance from the Demised Premises, except to the extent such Hazardous Substance is present in accordance with all Environmental Laws. Subject to the limitations expressed in Section 7.1, the costs of Hazardous Substance removal and any other cleanup (including transportation and storage costs) will be additional rent under this Sublease, whether or not a court has ordered the cleanup, and those costs will become due and payable on demand by Landlord. Tenant will give Master Landlord, Landlord and Landlord's Agents access to the Demised Premises to remove or otherwise clean up any Hazardous Substance, except to the extent such Hazardous Substance is present in accordance with all Environmental Laws. Except as to any Hazardous Substance not relating to Tenant's use and occupancy of the Demised Premises, Landlord, however, has no affirmative obligation to remove or otherwise clean up any Hazardous Substance, and this Sublease will not be construed as creating any such obligation.

         (f) Tenant agrees to indemnify, defend (with counsel reasonably acceptable to Landlord and at Tenant's sole cost), and hold Master Landlord, Landlord and Landlord's Agents free and harmless from and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements, or expenses of any kind (including attorneys' and experts' fees and expenses and fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding) that may at any time be imposed upon, incurred by, or asserted or awarded against Landlord or any of them to the extent caused by a violation by Tenant of any of the warranties, representations, or covenants contained in this Section 7.2.

This indemnification is the personal obligation of Tenant and will survive termination of this Sublease.

         (g) For purposes of this Sublease, "Hazardous Substance" shall include, without limitation, the following:

              (1) "hazardous substances" or "toxic substances" as those terms are defined by the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. # 9601, et seq., or the Hazardous Materials Transportation Act, 49 U.S.C. # 1802, and the applicable provisions of New York law, all as amended to this date and as amended after this date;

              (2) "hazardous wastes," as that term is defined by the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. # 6902, et seq., as amended to this date and as amended after this date;

              (3) any pollutant, contaminant, or hazardous, dangerous, or toxic chemical, material, or substance within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous waste substance or material, all as amended to this date or as amended after this date;

              (4) crude oil or any fraction of it that is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute);

              (5) any radioactive material, including any source, special nuclear, or by-product material as defined at 42 U.S.C. # 2011, et seq., as amended to this date or as amended after this date;

              (6)  asbestos in any form or condition; and

              (7) polychlorinated biphenyls (PCB's) or substances or compounds containing PCB's.

         7.3  Landlord's Representations.   (a)  Landlord hereby
represents and warrants to Tenant that the representations and warranties contained in Section 3.19 of the Asset Purchase Agreement, to the extent they relate to the Demised Premises, are true and correct as of the date hereof and are incorporated herein by reference.

         (b) Landlord agrees to indemnify, defend (with counsel reasonably acceptable to Tenant and at Landlord's sole cost), and hold Tenant and Tenant's Agents free and harmless from and against all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages (including consequential damages), disbursements, or expenses of any kind (including attorneys' and experts' fees and expenses and fees and expenses incurred in investigating, defending, or prosecuting any litigation, claim, or proceeding) that may at any time be imposed upon, incurred by, or asserted or awarded against Tenant or any of them resulting from:

              (1) any misrepresentation, inaccuracy, or breach of any warranty, covenant, or agreement contained or referred to in this Section 7.3 (without consideration of any materiality standard set forth therein);

              (2) any violation or claim of violation by Landlord of any Environmental Law or any other events, conditions, circumstances, activities, practices, incidents or actions existing on the Commencement Date of this Sublease that violates, or may during the term of the Sublease violate, any Regulation, including, without limitation, Environmental Laws, that give rise to any criminal or civil liability, including strict liability, thereunder;

              (3) any liability or obligation in respect of any claim, regardless of when made or asserted, arising out of the handling, storage, disposal or treatment, or arranging with a transporter for handling, storage, disposal or treatment, prior to the Commencement Date of Hazardous Substances;

              (4) any liability or obligation in respect of any claim, regardless when made or asserted, arising out of any Environmental Condition on the Demised Premises prior to or on the Commencement Date including without limitation the following: (i) any and all transformers on the Demised Premises which are regulated under EPA's PCB Regulations, 40 CFR, Part 761;
(ii) any and all asbestos or asbestos-containing materials present on the Demised Premises; (iii) any and all underground storage tanks present on the Demised Premises; (iv) any discharges of non-sanitary waste to the on-site septic system present on the Demised Premises; (v) any and all pools or ponds used or formerly used for the storage or disposal of wastewaters including without limitation leaching ponds or pools on the Demised Premises; and (vi) any and all Environmental Conditions disclosed on Schedule 3.19 to the Asset Purchase Agreement;

              (5) the Excluded Facilities, except to the extent caused by the unlawful acts or omissions of Tenant; or

              (6) the imposition of any lien for the recovery of any costs for environmental cleanup or other response costs relating to the release by Landlord of Hazardous Substance.

This indemnification is the personal obligation of Landlord and will survive termination of this Sublease.

         7.4 Claims for Indemnification. Any claim or demand for indemnification by Landlord or Tenant under this Lease shall be asserted and resolved in the manner expressed in Section 7.3 of the Asset Purchase Agreement.


                                 ARTICLE 8

                     Property Loss and Indemnification

         8.1 Limitation of Liability. Except as otherwise provided herein, Landlord or Landlord's Agents shall not be liable for any damage to property of Tenant, nor for loss of or damage to any property of Tenant by theft or otherwise, nor for injury or damage to persons or property resulting from any cause of whatsoever nature, unless caused by Landlord or Landlord's Agents, nor shall Landlord or Landlord's Agents be liable for any such damage caused by other tenants or persons in, upon or about the Demised Premises or caused by operations in construction of any private, public or quasi-public work.

         8.2 Tenant's Indemnification. Subject to the limitations expressed in Section 7.1, Tenant shall indemnify and hold harmless Master Landlord, Landlord and Landlord's Agents from and against any and all claims arising from or in connection with (a) the conduct or management by Tenant of the Demised Premises or of any business therein, or any work or thing whatsoever done, or any condition created by Tenant in or about the Demised Premises during the Term; (b) any act, omission or negligence of Tenant, Tenant's Agents or any subtenants or licensees or their partners, officers, agents, employees or contractors; and (c) any breach or default by Tenant in the full and prompt payment and performance of Tenant's obligations under this Sublease; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon, including, without limitation, all attorneys' fees and expenses; provided that nothing herein shall impose on Tenant an indemnity obligation with respect to any act, omission or negligence of Master Landlord, Landlord or Landlord's Agents or with respect to any matter for which Landlord has agreed to indemnify Tenant pursuant to Section 7.3. In case any action or proceeding be brought against Landlord or Landlord's Agents by reason of any such claim, Tenant, upon notice from Landlord, shall defend such action or proceeding (by counsel reasonably satisfactory to Landlord).


                                 ARTICLE 9

                   Destruction - Fire and Other Casualty

         9.1 Repairs. If the Demised Premises or any part thereof shall be damaged by fire or other casualty, Tenant, promptly after Tenant learns of such casualty, shall give notice thereof to Landlord and this Sublease shall continue in full force and effect except as hereinafter set forth. If the Demised Premises are totally damaged or rendered wholly unusable by fire or other casualty then this Sublease shall cease and terminate as of the date of such casualty and the Rent due under this Sublease shall be apportioned up to the date of such casualty. If the Demised Premises are partially damaged by fire or other casualty and, as a result thereof, (a) Tenant shall be deprived of the use and occupancy of any material portion of the Demised Premises, (b) Tenant shall be prevented from conducting its business in the Demised Premises for more than three (3) consecutive days or (c) the damage shall have a Material Adverse Effect, in the reasonable judgment of Tenant, on the business operations of Tenant at the Demised Premises, Tenant shall have the right to terminate this Sublease by written notice to Landlord given not later than the twentieth (20th) day following the date of the casualty. If this Sublease is not so terminated, Landlord expeditiously shall repair and restore the Demised Premises (but not Tenant's Property or any other property or effects of Tenant) as nearly as possible to the same condition as existed immediately prior to the occurrence of the casualty, except that Landlord shall have the right not to restore the Demised Premises and to terminate this Sublease by written notice to Tenant given not later than the thirtieth (30th) day following the occurrence of the casualty if (a) Landlord is prohibited under the terms of the Master Lease from repairing and restoring the Demised Premises or (b) in the reasonable judgment of Landlord repairing and restoring the Demised Premises would take more than sixty (60) days after commencement thereof. In any event, Rent shall abate in proportion to the area of the Demised Premises that Tenant is not able to occupy and utilize for Tenant's normal business operations from the date of the casualty to the date of restoration of such area of the Demised Premises or, if such restoration is not made, the date of termination of this Sublease

         9.2 Tenant's Property. Tenant acknowledges that Landlord will not carry insurance on Tenant's Property or on Tenant's business records or other property of Tenant or Tenant's Agents, and Tenant agrees that Landlord will not be obligated to repair any damage thereto or to replace the same.


                                ARTICLE 10

                                 Insurance

         10.1 Liability Insurance. Tenant (i) shall provide after taking possession of the Demised Premises, and (ii) shall keep in force during the Term, a comprehensive general liability policy insuring Tenant, as named insured, and Landlord and Master Landlord, as additional insureds, against liability occasioned by accident on or about the Demised Premises, or appurtenances thereof. Such policy is to be written by good and solvent insurance companies authorized to transact business in the State of New York reasonably satisfactory to Landlord, and the limits of liability thereunder shall not be less than One Million and 00/100 Dollars ($1,000,000.00) in respect of any one person and One Million and 00/100 Dollars ($1,000,000.00) in respect of any one accident and in respect of property damage in an amount equal to One Million and 00/100 Dollars ($1,000,000.00). Upon the request of Landlord, Tenant shall deliver a certificate of such insurance to Landlord.

         10.2 Fire and Casualty Insurance. Landlord, at Landlord's sole cost and expense, shall keep in force during the Term a fire and extended risk casualty insurance policy insuring the Demised Premises (but excluding Tenant's Property) in the amount of the full replacement value thereof (as defined in the Master Lease).

         10.3 Tenant's Property. Tenant, at Tenant's sole cost and expense, shall keep in force during the Term with respect to Tenant's Property such insurance against loss or damage by fire and such other risks and hazards as Tenant deems necessary.

         10.4 Waiver of Subrogation. Landlord and Tenant hereby waive all rights of recovery and causes of action that either of them now or hereafter may have against the other for any damage to the Demised Premises, Tenant's Property and any other property of Landlord and Tenant to the extent caused by the perils insured against or required to be insured against pursuant to this Sublease, whether or not such damage was caused, in whole or in part, by the negligence or wilful misconduct of the Landlord or Tenant or by persons for whom they are legally responsible.


                                ARTICLE 11

                               Condemnation

         11.1 Total Taking. If all or substantially all of the Demised Premises shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Sublease shall cease and terminate as of the date of the vesting of title in the condemnor.

         11.2 Partial Taking. If less than all of the Demised Premises shall be so condemned or taken, but if such taking shall substantially adversely affect in Tenant's reasonable judgment Tenant's use of the Demised Premises or the means of access thereto, then Tenant shall have the right to terminate this Sublease and the term and estate hereby granted by the delivery of written notice to Landlord within thirty (30) days following the date of actual vesting of title in the condemnor. Such termination shall take effect as of the date of actual vesting of title in the condemnor or thirty (30) days after the giving of such notice of termination, whichever is later. If Tenant shall not so elect to terminate, this Sublease shall be and remain unaffected by such condemnation or taking.

         11.3 Award. In the event of the termination of this Sublease in accordance with this Article 11, Rent shall be prorated and paid to the effective date of the termination. Tenant, whether this Sublease be canceled pursuant to this Article 11, shall not be entitled to claim or receive any part of any award or compensation which may be issued or rendered in any such condemnation proceeding or as a result of such condemnation or taking, and shall not be entitled to claim or receive any damages against Landlord, whether the same be for the value of the unexpired term of this Sublease or otherwise.


                                ARTICLE 12

                                  Repairs

         12.1  Landlord's Repairs.  Subject to the limitations expressed in
Section 12.2, Landlord shall keep the Demised Premises in good condition and repair and make all repairs (including, without limitation, all leaks in the roof on the Demised Premises and all other structural repairs) and replacements and perform all maintenance necessary to maintain the Demised Premises in good condition and repair as required by the Master Lease, except that Landlord shall not be required to make, or to reimburse Tenant for, ordinary maintenance obligations which do not exceed $500 for any such obligation. If Landlord fails after thirty (30) days' notice to proceed with due diligence to make repairs required to be made by Landlord, the same may be made by Tenant at the expense of Landlord and Landlord shall promptly reimburse Tenant for the reasonable, out-of-pocket expenses thereof incurred by Tenant and evidenced by a receipt or invoice therefor, or, if not reimbursed within ten (10) days of submission, collectible by setoff against Rent otherwise payable by Tenant to Landlord.

         12.2 Tenant's Repairs. Tenant shall take good care of the Demised Premises and the fixtures and appurtenances therein (including, without limitation, all snow removal, garbage collection and landscaping maintenance) and, at Tenant's sole cost and expense, repair all damage or injury to the Demised Premises to the extent caused by the following:

         (a) the installation, use or operation of Tenant's Property in the Demised Premises;

         (b)  the moving of Tenant's Property in or out of the Demised
Premises; or

         (c) the act, omission, misuse or neglect of Tenant, Tenant's Agents or any subtenant.

All the aforesaid repairs shall be of good quality or class and workmanship. If Tenant fails after thirty (30) days' notice to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Landlord at the expense of Tenant and the reasonable, out-of-pocket expenses thereof incurred by Landlord shall be collectible as additional rent after rendition of a bill or statement therefor.

         12.3 Abatement. Neither (i) the making by Landlord, Tenant or others of any decorations, repairs, alterations, additions or improvements in or to the Demised Premises, nor (ii) the failure of Landlord or others to make any such decorations, repairs, alterations, additions or improvements, nor
(iii) any damage to the Demised Premises or to the property of Tenant, nor any injury to any persons, caused by other tenants or persons in the Demised Premises, or by operations in the construction of any private, public or quasi-public work, or by any other cause, nor (iv) any latent defect in the Demised Premises, nor (v) any inconvenience or annoyance to Tenant or injury to or interruption of Tenant's business by reason of any of the events or occurrences referred to in the foregoing subdivisions (i) through (iv), shall constitute an actual or constructive eviction, in whole or in part, or, except as provided in Section 12.2, entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Sublease, or impose any liability upon Mater Landlord, Landlord, other than such liability as may be imposed upon Landlord by law for Landlord's negligence or the negligence of Landlord's Agents or for the breach by Landlord of any express covenant of this Sublease on Landlord's part to be performed.

         The provisions of this Article 12 with respect to the making of repairs shall not apply in the case of fire or other casualty which are dealt with in Article 9.


                                ARTICLE 13

                                Alterations

         13.1 Requirements. Tenant shall not make any structural alterations to the Demised Premises without the prior written consent of Landlord, which consent may be granted or withheld in Landlord's sole discretion. All improvements installed by Tenant which are affixed to the Demised Premises, including, without limitation, partitions, tile floors, hung ceilings, power lines, heating and air-conditioning ducts, plumbing fixtures, water pipes and gas lines shall become upon their installation the property of Landlord and shall not be removed at the end of the Term by Tenant. The location of any such improvement shall be approved by Landlord, which approval shall not be unreasonably withheld or delayed.

         Tenant may install such other machinery, equipment and other property as it may need to carry out its operation in the Demised Premises and, except as above provided, shall remove the same upon the termination of this Sublease. All such machinery equipment and other property, except as herein otherwise specifically provided, shall be and remain the sole property of Tenant, whether or not the same is attached to or appurtenant to the Demised Premises. In the event that the installation or removal of any such machinery or equipment damages the Demised Premises, Tenant shall, at its sole cost and expense, immediately repair the same.


                                ARTICLE 14

                                 Utilities

         14.1 Utilities. Tenant shall pay the appropriate suppliers for all water, gas, electricity, light, heat, telephone, power, and other utilities and communications services used by Tenant on the Demised Premises during the Term, whether or not the services are billed directly to Tenant.

         14.2 Landlord shall have no liability to Tenant for any loss, damage or expense which Tenant may sustain or incur by reason of any change, failure, inadequacy or defect in the supply or character of the utility furnished to the Demised Premises or if the quantity or character of the utility is no longer available or suitable for Tenant's requirements, except for any actual damage suffered by Tenant by reason of any such failure, inadequacy or defect cause by the negligence or Landlord or Landlord's Agents, and then only after actual notice to Landlord by Tenant pursuant to this Sublease and, in such event, Tenant, and those claiming by or through Tenant, waive, to the fullest extent permitted by Applicable Law any consequential damages resulting therefrom.


                                ARTICLE 15

                                  Broker

         15.1. Tenant covenants, warrants and represents that no broker negotiated and brought about the consummation of this Sublease. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claim for a brokerage commission or other compensation arising out of any discussions or negotiations had by Tenant with any broker.


                                ARTICLE 16

                    Default -- Conditions of Limitation

         16.1 If at any time during the Term of this Sublease there is filed against Tenant in any court pursuant to any statute, either of the United States of America or any state, a petition in bankruptcy or insolvency, or for reorganization, or for the appointment of a receiver or trustee of all or a portion of Tenant's property, or for other relief of debtors, and, within ninety (90) days after such filing, Tenant fails to secure a dismissal thereof; or if Tenant shall make a voluntary application for any of the foregoing relief, or an assignment for the benefit of creditors or petition for or enter into an arrangement for the benefit of creditors, or admit in writing the inability to pay its debts; then, in any such event, this Sublease, at the option of Landlord, may be terminated by written notice to Tenant (but if any of such events occurs prior to the Commencement Date, this Sublease shall, without any obligation on the part of the Landlord to give such notice, thereupon be terminated), and, whether such termination occurs prior to or during the Term hereof, neither Tenant nor any person claiming through or under Tenant by virtue of any statute or any order of any court shall be entitled to possession or to remain in possession of the Demised Premises, but shall forthwith quit and surrender the same.

         16.2 Events of Default. This Sublease and the Term and estate hereby granted are subject to the further limitations that (the following events to be sometimes referred to as "Event(s) of Default"):

         (a) if Tenant shall default in the payment of any Rent and such default shall continue for more than ten (10) days following written notice of such default to Tenant, except that Landlord shall not be obligated to give Tenant more than two (2) notices of default in any twelve (12) month period, or

         (b) if Tenant shall, whether by action or inaction, be in default of any of its obligations under this Sublease (other than a default in the payment of Rent) and such default shall continue and not be remedied within thirty (30) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default which cannot with due diligence be cured within a period of thirty (30) days and the continuance of which for the period required for cure will not subject Landlord to criminal penalty or to prosecution for a crime or foreclosure of any superior mortgage, if Tenant shall not, (i) within said thirty (30) day period advise Landlord of Tenant's intention to take all steps necessary to remedy such default, (ii) duly commence within said thirty (30) day period, and thereafter diligently prosecute to completion, all steps necessary to remedy the default and (iii) complete such remedy within a reasonable time after the date of said notice of Landlord (not to exceed ninety (90) days in the aggregate);

then this Sublease and the Term hereof shall, at Landlord's option exercisable upon ten (10) days' prior written notice to Tenant, terminate and expire, and Tenant shall then quit and surrender the Demised Premises to Landlord.


                                ARTICLE 17

                           Re-Entry by Landlord

         17.1 Summary Dispossess. If an Event of Default occurs and is continuing as expressed in Article 16, Landlord or Landlord's Agents and employees may, upon one (1) day's prior written notice to Tenant, or at any time thereafter, re-enter the Demised Premises, or any part thereof, either by summary dispossess proceedings or by any suitable action or proceeding at law, and may repossess the same, and may remove any person therefrom, to the end that Landlord may have, hold and enjoy the Demised Premises. The word "re-enter", as used herein, is not restricted to its technical meaning. If this Sublease is terminated under the provisions of Article 16, or if Landlord shall re-enter the Demised Premises under the provisions of this Article 17, or in the event of the termination of this Sublease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder of the part of Tenant, Tenant shall thereupon pay to Landlord the Rent payable up to the time of such termination of this Sublease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 18.

         17.2 Injunctive Relief. If an Event of Default occurs and is continuing as expressed in Article 16, Landlord shall also have the right of injunction. The special remedies to which Landlord may resort hereunder are cumulative and are not intended to be exclusive of any other remedies to which Landlord may lawfully be entitled at any time and Landlord may invoke any remedy allowed at law or in equity as if specific remedies were not provided for herein.

         17.3 Retention of Monies. If this Sublease is terminated under the provisions of Article 16, or if Landlord shall re-enter the Demised Premises under the provisions of this Article 17, or in the event of the termination of this Sublease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Landlord shall be entitled to retain all monies, if any, paid by Tenant to Landlord, whether as advance rent, security or otherwise, but such monies shall be credited by Landlord against Rent due from Tenant at the time of such termination or re-entry or, at Landlord's option, against any damages payable by Tenant under Article 18 or pursuant to law.


                                ARTICLE 18

                                  Damages

         18.1 Acceleration, Reletting. Subject to the limitations expressed in Section 18.4, if this Sublease is terminated under the provisions of Article 16, or if Landlord shall re-enter the Demised Premises under the provisions of Article 17, or in the event of the termination of this Sublease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, in addition to any and all rights or remedies which Landlord may have at law or in equity, Tenant shall pay to Landlord as damages, at the election of Landlord, either:

         (a) a sum which at the time of such termination of this Sublease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, of (i) the aggregate amount of the Rent under this Sublease which would have been payable by Tenant for the period (not to exceed ninety (90) days) commencing with such earlier termination of this Sublease or the date of any such re-entry, as the case may be, and ending with the date contemplated as the expiration date hereof if this Sublease had not so terminated or if Landlord had not so re-entered the Demised Premises, over (ii) the aggregate rental value of the Demised Premises for the same period, or

         (b) sums equal to the Rent which would have been payable by Tenant had this Sublease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the due dates therefor specified herein following such termination or such re-entry and until the earlier to occur of
(i) the date contemplated as the Expiration Date hereof if this Sublease had not so terminated or if Landlord had not so re-entered the Demised Premises or
(ii) a period of ninety (90) days, provided, however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting the expenses incurred or paid by Landlord in terminating this Sublease or in re-entering the Demised Premises and in securing possession thereof, as well as the expenses of reletting, including, without limitation, altering and preparing the Demised Premises for new tenants, brokers' commissions, legal fees, and all other expenses properly chargeable against the Demised Premises and the rental therefrom, it being understood that any such reletting may be for a period shorter or longer than the remaining Term, but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder nor shall Tenant be entitled in any suit for the collection of damages pursuant to this subdivision to a credit in respect of any net rents from reletting, except to the extent that such net rents are actually received by Landlord. If the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting.

If the Demised Premises or any part thereof be relet by Landlord for the unexpired portion of the Term, or any part thereof, before presentation of proof of such damages to any court, commission or tribunal, the amount of rent reserved upon such reletting shall, prima facie, be the fair and reasonable rental value for the Demised Premises, or part thereof, so relet during the term of the reletting. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Demised Premises or any part thereof, or if the Demised Premises or any part thereof are relet, for its failure to collect the rent under such reletting, and no such refusal or failure to relet or failure to collect rent shall release or affect Tenant's liability for damages or otherwise under this Sublease.

         18.2 Successive Suits, etc. Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the Term of this Sublease would have expired if it had not been so terminated under the provisions of Article 16, or under any provision of law, or had Landlord not re-entered the Demised Premises. Subject to the limitations expressed in
Section 18.4, nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any default hereunder on the part of Tenant. Subject to the limitations expressed in Section 18.4, nothing herein contained shall be construed to limit or prejudice the right of Landlord to prove for and obtain as damages by reason of the termination of this Sublease or re-entry on the Demised Premises for the default of Tenant under this Sublease an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved whether or not such amount be greater, equal to, or less than any of the sums referred to in Section 18.1.

         18.3 Interest. In addition to any other remedies Landlord may have under this Sublease, and without reducing or adversely affecting any of Landlord's rights and remedies under Article 18, if any Rent or damages payable hereunder by Tenant to Landlord is not paid within thirty (30) days after demand therefor, the same shall bear interest at the rate of one percent (1%) per month or the maximum rate permitted by law, whichever is less, from the due date thereof until paid, and the amount of such interest shall be additional rent hereunder.

         18.4 Limitation of Damages.  Any provision of Sections 18.1 and
18.2 to the contrary notwithstanding, in no event shall the damages recoverable by Landlord in any action or actions brought against Tenant for the recovery of Rent payable from and after the date of termination of this Sublease under the provisions of Article 16 or from and after the date of Landlord's re-enter of the Demised Premises under the provisions of Article 17 exceed the sum of Fifty Four Thousand and 00/100 Dollars ($54,000.00).


                                ARTICLE 19

                                 Surrender

         19.1 Condition of Demised Premises. (a) On the last day of the Term or upon any earlier termination of this Sublease, or upon any re-entry by Landlord upon the Demised Premises, Tenant shall, at its own expense, quit and surrender the Demised Premises to Landlord broom clean, in good order and condition, except for ordinary wear and tear and damage or destruction by fire or other casualty. Tenant shall remove from the Demised Premises all of Tenant's Property and all personal property and, subject to the limitations expressed in Section 19.4, all personal effects of all persons claiming through of under Tenant, and shall pay the cost of repairing all damage to the Demised Premises occasioned by such removal.

         (b) Notwithstanding the foregoing, Tenant shall not be obligated, at or before quitting and surrendering the Demised Premises, to restore the Demised Premises, or any part thereof, to the state or condition of the Demised Premises, or such part, existing at any time prior to the Commencement Date, but at the option of Landlord, Tenant shall be obligated at or before quitting or surrendering the Demised Premises to restore the same to their state or condition existing prior to the making of alterations by Tenant. If Tenant does not perform the restoration Tenant is obligated to perform pursuant to this Section 19.1, Landlord may (but shall not be obligated to) perform such restoration at the expense of Tenant and Tenant shall pay Landlord the restoration expense upon rendition of Landlord's bill.

         19.2  Tenant's Property.  Subject to the limitations expressed in
Section 19.4, any Tenant's Property or other personal property (other than money, securities, documents, or other valuables) which shall remain in the Demised Premises after the termination of this Sublease shall be deemed to have been abandoned and either may be retained by Landlord as its property or may be disposed of in such manner as Landlord may see fit; provided, however, that, notwithstanding the foregoing, Tenant will, upon request of Landlord made not later than thirty (30) days after the date of termination of this Sublease, promptly remove from the Demised Premises any Tenant's Property or other personal property at Tenant's own expense. If such Tenant's Property or other personal property or any part thereof shall be sold, Landlord may receive and retain the proceeds of such sale and apply the same, at its option, against the expenses of the sale, cost of moving and storage, any arrears of Rent and damages to which landlord may be entitled hereunder or pursuant to law. Any excess proceeds shall be the property of Landlord. Any expense incurred by Landlord in removing or disposing of such Tenant's Property or other personal property shall be reimbursed to Landlord by Tenant on demand.

         19.3 Survival. Tenant's obligations under this Article 19 shall survive the termination of this Sublease.

         19.4 Leased Equipment. In the event that persons owning and leasing items of equipment and other personal property to Tenant fail to remove the same from the Demised Premises prior to the termination of this Sublease, Tenant shall so notify Landlord (which notice shall include a general description of the item or items of equipment and the name and address of the person or persons owning such equipment) or conspicuously label the equipment as being owned by a person other than Tenant. Upon request of Tenant or the person owning any such item of equipment, for a period of thirty
(30) days after the expiration or termination of this Sublease, Landlord shall grant reasonable access to the Demised Premises for the purpose of removal of same. Any provision of this Article 19 to the contrary notwithstanding, no item or items of equipment so identified to Landlord shall be deemed to have been abandoned by Tenant or retained by Landlord as its property or disposed of by Landlord without notice to Tenant and the person owning such equipment and without granting Tenant and the person owning such equipment a reasonable opportunity (not to exceed thirty (30) days after such expiration or termination) to remove such equipment from the Demised Premises.


                                ARTICLE 20

                        Access to Demised Premises

         20.1 Landlord's Rights. Master Landlord, Landlord and Landlord's Agents shall have the following rights in and about the Demised Premises: (i) to enter the Demised Premises upon prior notice (except in the case of emergency) to Tenant at all reasonable times to examine the Demised Premises or for any of the purposes set forth in this Article 20 or for the purpose of performing any obligation of Landlord under this Sublease or exercising any right or remedy reserved to Landlord in this Sublease; (ii) to exhibit the Demised Premises to others; and (iii) in connection with any of Landlord's obligations under this Sublease.

         20.2 No Eviction. The exercise by Landlord or Landlord's Agents of any right reserved to Landlord in this Article 20 shall not constitute an actual or construction eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under this Sublease, or impose any liability upon Landlord, or Landlord's Agents, or upon any Superior Lessor or Superior Mortgagee by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise.


                                ARTICLE 21

                               Miscellaneous

         21.1 Order of Payment. If Tenant is in arrears in payment of Rent, Tenant waives Tenant's right, if any, to designate the items which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items which any such payments shall be credited.

         21.2. Notices. Any notice, statement, request, demand, consent, approval or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Sublease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Sublease) and shall be deemed to have been properly given, rendered or made only if (i) delivered by hand; or
(ii) sent by reputable overnight delivery service addressed to the other party at the address set forth above; or (iii) sent by registered or certified mail, return receipt requested, posted in a United States post office station or letter box in the continental United States, addressed to the other party at the address hereinabove set forth, with a copy to Master Landlord at 99 Wood Avenue South, Iselin, NJ 08830 and in the event notice is given pursuant to
(iii) above shall be deemed to have been given, rendered or made on the second business day after the day so mailed, unless mailed outside of the State of New York, in which case it shall be deemed to have been given, rendered or made on the third business day after the day so mailed. Either party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demands, consents, approvals or other communications intended for it.

         21.3 No Representations, Entire Agreement. Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Sublease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Sublease, the Asset Purchase Agreement or in any other written agreement which may be made between the parties concurrently with the execution and delivery of this Sublease and shall expressly refer to this Sublease and Tenant agrees that it is accepting the Demised Premises in "AS IS" condition. All understandings and agreements heretofore had between the parties are merged in this Sublease and any other written agreement(s) made concurrently herewith, which alone fully and completely express the agreement of the parties and which are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Sublease or any other written agreement(s) made concurrently herewith.

         21.4 Changes and Modifications. No agreement shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Sublease, in whole or in part, unless such agreement is in writing, refers expressly to this Sublease and is signed by the party against whom enforcement of the change, modification, waiver, release, discharge, termination or effectuation of the abandonment is sought.

         21.5 Successors and Assigns. Except as otherwise expressly provided in this Sublease, the obligations of this Sublease shall bind and benefit the successors and assigns of the parties hereto with the same effect as if mentioned in each instance where a party is named or referred to; provided, however, that (a) no violation of the provisions of Article 5 shall operate to vest any rights in any successor or assignee of Tenant and (b) the provisions of this Article 21 shall not be construed as modifying the conditions of limitation contained in Article 5.

         21.6 Inability to Perform. Landlord and Tenant shall be excused for the period of any delay in the performance of their obligations under this Sublease (other than the obligation of Tenant to pay Rent) when prevented from doing so by reason of Force Majeure.

         21.7 Notice of Accidents. Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of (a) any accident in or about the Demised Premises for which Landlord might be liable, (b) any fire in the Demised Premises, (c) all damage to or defects in the Demised Premises including the fixtures, equipment and appurtenances thereof for the repair of which Landlord might be responsible, and (d) all damage to or defects in any parts or appurtenances of the air-conditioning, elevator, plumbing, electrical, sanitary, mechanical or other service or utility systems located in or passing through the Demised Premises.

         21.8 Quiet Enjoyment. If and so long as Tenant pays the Rent and performs and observes all the terms, covenants and conditions hereof on the part of Tenant to be performed and observed, Tenant shall quietly enjoy the Demised Premises during the Term without hindrance or molestation by any one claiming by, through or under Landlord, subject, however, to the Master Lease and the terms of this Sublease.

         21.9 Governing Law, Severability, Captions. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the Laws of the State of New York. If any provision of this Sublease or the application thereof to any person or circumstances shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease on Tenant's part to be performed shall be deemed and construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Sublease. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Sublease as of the day and year first above written.

    LANDLORD:

    HISTACOUNT CORPORATION


    By   /s/ Thomas C. DeFazio
    Name:    Thomas C. DeFazio
    Title:   Vice President, Histacount Corporation


    TENANT:

    HC DELAWARE ACQUISITION CORP.


    By   /s/ James H. Bromley
    Name:    James H. Bromley
    Title:   Chairman and Chief Executive Officer

                                EXHIBIT 2.5
                           COPY OF MASTER LEASE

Previously filed as Exhibit 10.1q to the Company's Registration Statement on file with the Commission (Registration No. 33-29101).